Exhibit 10.22

EXECUTION VERSION
CONTRACT OF SALE
Between
AGRE NV Q&C PROPERTY OWNER LLC,
as Seller
and
KBS SOR II Q&C PROPERTY LLC,
as Purchaser
Dated October 12, 2015

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9.	Remedies For Default and Disposition of the Initial Deposit and the		38
	Additional Deposits		38
	9.1	SELLER DEFAULTS	39
	9.2	PURCHASER DEFAULTS	40
	9.3	Disposition of Deposit	40
10.	Escrow Provisions		40
	10.1	Escrow	40
	10.2	Terms	40
	10.3	Survival	42
11.	Employees		42
12.	Miscellaneous		43
	12.1	Brokers	43
	12.2	Limitation of Liability	44
	12.3	Exhibits; Entire Agreement; Modification	44
	12.4	Business Days	44
	12.5	Interpretation	44
	12.6	Governing Law	45
	12.7	Successors and Assigns	45
	12.8	Notices	45
	12.9	Third Parties	47
	12.10	Legal Costs	47
	12.11	Counterparts	47
	12.12	Effectiveness	47
	12.13	No Implied Waivers	48
	12.14	Discharge of Seller's Obligations	48
	12.15	No Recordation	48
	12.16	Unenforceability	48
	12.17	Waiver of Trial by Jury	48
	12.18	Disclosure	48
	12.19	Designation of Reporting Person	49
	12.20	Louisiana Definitions	49

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CONTRACT OF SALE
THIS CONTRACT OF SALE (this “Agreement”) is made and entered into as of October 12, 2015 (the “Effective Date”), by and between AGRE NV Q&C PROPERTY OWNER LLC, a Delaware limited liability company (“Seller”) and KBS SOR II Q&C PROPERTY LLC, a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H:
A.Seller shall sell the Property (as hereinafter defined) to Purchaser, and Purchaser shall purchase the Property from Seller, at the price and upon and subject to the terms and conditions set forth in this Agreement.
B.Purchaser acknowledges that the Property is being sold on an “as is” “where is” and “with all faults” basis, on and subject to the terms and conditions hereinafter set forth.
NOW, THEREFORE, for $10.00 in hand paid and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Purchase and Sale. Upon and subject to the terms and conditions hereinafter set forth, Seller shall sell, assign, transfer, grant and convey to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):
(a)(A) that certain plot, piece and parcel of land located at 344 and 400 Camp Street, New Orleans, Louisiana and more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”), which is currently being operated as a hotel now commonly known as Q&C Hotel/Bar and formerly known as The Queen and Crescent (the “Hotel”) and (B) all of the buildings, improvements, and structures located upon the Land, including the Hotel (collectively, the “Improvements”, and together with the Land, collectively, the “Premises”);
(b)all easements, rights, privileges, reservations and other estates appurtenant or pertaining to the Land (collectively, the “Appurtenant Rights” and, together with the Premises, the “Real Property”);
(c)the Leases (as hereinafter defined) and the Contracts (as hereinafter defined), to the extent assumed by Purchaser in accordance with the provisions hereof;
(d)all furniture, fixtures, equipment, machinery, building systems, Consumables (as hereinafter defined), Operating Supplies (as hereinafter defined), vehicles (if any) and other personal property owned by Seller and attached or appurtenant to or used or usable in connection with the Property (collectively, the “Personal Property”);

(i)As used herein, "Consumables" shall mean all food and liquor and other beverages, and all other consumable supplies and inventories of every kind and nature, including, without limitation, cleaning supplies, guest supplies, stationery, inventory held for sale to Hotel guests and others in the ordinary course of business, bar supplies, fuel, laundry, maintenance and housekeeping supplies and brochures and promotional material, whether in use, or held in stock for future use, in connection with Seller's ownership, operation or maintenance of the Hotel, subject to such depletion and including any resupplies as may occur in the ordinary course of Seller's business, excluding, however, items of personal property which are owned by tenants under Leases, licensees, guests, customers, employees, agents or contractors or persons furnishing goods, services and other things to the Hotel..
(ii)As used herein, "Operating Supplies" shall mean all china, glassware, linen, silverware, uniforms and other operating supplies, whether in use, or held in stock for future use in connection with the ownership, operation or maintenance of the Hotel subject to such depletion and including any resupplies as may occur in the ordinary course of Seller's business, excluding, however, all such items owned by tenants under Leases, licensees, guests, customers, employees, agents or contractors or persons furnishing goods, services and other things to the Hotel.
(e)all intangible property owned or possessed by Seller and inuring to the benefit of or used or usable in connection with or relating to the Real Property or Personal Property, including, without limitation, (A) to the extent transferable, all existing warranties and guaranties (express or implied) issued or assigned to Seller in connection with the Premises or the Personal Property, and all claims thereunder; (B) all transferable names, marks, logos, designs, copyrights, goodwill and general intangibles used or usable in the operation or ownership of the Real Property or the Personal Property or any part thereof and, in each case, all derivatives and cognates thereof and any logos or other identification or trademarks relating thereto, but specifically excluding any names, marks and intellectual property belonging to any tenant (and Purchaser acknowledges that Seller expressly disclaims any representation or warranty, express or implied, regarding (i) ownership, right to use or registration of any names, marks, logos, designs or other intellectual property, or (ii) whether use of any intellectual property violates any ownership or other rights of any third parties), and all transferable intellectual property licenses and permits owned by Seller (or that are in Seller’s name) and used in or relating to the ownership, occupancy or operation of the Real Property or the Personal Property or any part thereof, subject to compliance with any limitations or restrictions on transfer or assignment of any computer-related materials or software which are contained in any license or similar agreement; (D) all assignable telephone numbers, TWX numbers, post office boxes, signage rights, utility and development rights and privileges, general intangibles, site plans, surveys and other technical descriptions, environmental and other physical reports, plans, drawings and specifications pertaining to the Real Property and the Personal Property as well as all assignable warranties and guaranties (to the extent still in effect) of architects, engineers, contractors, subcontractors, suppliers or materialmen involved in any repair, construction, maintenance, design, reconstruction or operation of the Premises or the Personal Property, or of any equipment or system constituting a part of the Premises or the Personal Property; and (E) all assignable websites and domains used exclusively for the Hotel, including access to the FTP files of the websites to obtain website information and content pertaining to the Hotel (the property described in this Section 1(e) being herein referred to collectively as the “Intangibles”);
(f)all accounts receivable of the Hotel and all related operations that are not more than sixty (60) days past due as of the Closing Date (collectively, the “Receivables”);
(g)subject to Section 5.4 and Section 7.2.10 hereof, all contracts or reservations for the use of guest rooms, ballroom and banquet facilities, conference facilities, meeting rooms or other facilities or services of the Hotel (“Bookings”), and any deposits held by Seller in connection with the Bookings not previously applied;
(h)subject to Section 5.4 hereof, Seller’s interest in the funds contained in “house banks” for the Hotel as of the Closing Date, whether held in the name of Seller, the Hotel or manager and owned by Seller (collectively, the “House Bank Funds”);
(i)all certificates of occupancy and other certificates, franchises, licenses, permits, concessions, approvals, authorizations and variances issued by any Governmental Authority (as defined in Section 4.1.2(b)), or otherwise relating to the construction, ownership, operation, leasing, maintenance, repair, occupancy and/or use of the Real Property or any part thereof, to the extent transferable (the “Licenses”); and
(j)electronic or printed copies of all books, records and accounts relating to the Hotel and its operation and its income, expenses and assets for the period of Seller’s ownership of the Hotel, including any computer files of Seller, in each case, which are non-proprietary and non-confidential (the “Books and Records”).
Notwithstanding the foregoing, Seller and Purchaser agree that the Property shall not include:
(a)any tangible or intangible property owned or leased by (A) any supplier, vendor, licensor, lessor or other party under any Service Contracts, (B) the tenants under any Lease (C) Manager, (D) any employees and (E) any guests or customers of the Hotel;
(b)any cash on hand or on deposit in any operating account or other account or reserve, except for security deposits held by Seller as landlord with respect to any Lease as of the Closing Date and the House Bank Funds each of which are to be transferred at Closing subject to the terms of this Agreement;
(c)the Hotel's liquor licenses (which Purchaser acknowledges may be held by an affiliate of Seller, and not by Seller), which are not transferable under local law, and no transfer shall be made in connection with the purchase and sale contemplated by this Agreement;
(d)(A) documents, interests and information not directly related to the ownership, maintenance and/or management of the Property and (B) materials that are subject to a confidentiality obligation to a third party, proprietary to Seller or privileged, including, without limitation, financial projections, appraisals, company income tax records, Seller’s internal memoranda, Seller’s internal correspondence and reports and any external emails, communications with attorneys, audit letters and work product; or
(e)The Tax Credits (hereinafter defined).
2.Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Fifty One Million Two Hundred Thousand and 00/100 Dollars ($51,200,000.00).
3.Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:
3.1Deposit.
3.1.1Initial Deposit. Within one (1) Business Day of the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deposit with First American Title Insurance Company, 18500 Karman Avenue, Suite 600, Irvine, CA 92614, Attn: Jill Bertea, National Commercial Services (in such capacity, “Escrowee”), by wire transfer of immediately available federal funds to an account designated by Escrowee (the “Escrow Account”), the sum of Five Hundred Twelve Thousand and 00/100 Dollars ($512,000) (together with all interest thereon, the “Initial Deposit”), which Initial Deposit shall be held by Escrowee pursuant to the terms of Section 10 hereof.
3.1.2Additional Deposit. If Purchaser ratifies this Agreement pursuant to Section 4.2.2, then, within one (1) Business Day after the expiration of the Due Diligence Period (as hereinafter defined), Purchaser shall deposit with Escrowee, by wire transfer of immediately available federal funds to the Escrow Account, the sum of One Million Four Hundred Eighty Eight Thousand and 00/100 Dollars ($1,488,000) (together with all interest thereon, the “Additional Deposit”), which Additional Deposit shall be held by Escrowee in accordance with the terms and conditions of Section 10 hereof. If Purchaser shall not timely deliver a Ratification Notice (as hereinafter defined) or if Purchaser shall fail to deposit the Additional Deposit within one (1) Business Day after the expiration of the Due Diligence Period, Escrowee shall promptly return the Initial Deposit to Purchaser, and this Agreement shall be automatically deemed terminated and Seller and Purchaser shall be released from further obligation or liability hereunder (except for those obligations and liabilities which, pursuant to the terms of this Agreement, survive such termination).

3.1.3Franchise Deposit. Pursuant to Section 4.3, Purchaser shall, if applicable, deposit with Escrowee, by wire transfer of immediately available federal funds to the Escrow Account, the sum of Five Hundred Thousand and 00/100 Dollars ($500,000) (together with all interest thereon, the “Franchise Deposit”; together with the Initial Deposit and, if applicable, the Additional Deposit, collectively, the “Deposit”), which Franchise Deposit shall be held by Escrowee in accordance with the terms and conditions of Section 10 hereof.
3.2Not Earnest Money. The Deposit is regarded to be a deposit on account of the Purchase Price, and shall not be considered "earnest money" as said term is used in Article 2624 of the Louisiana Civil Code.
3.3Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein (the “Closing Payment”), shall be paid by Purchaser, by wire transfer of immediately available federal funds to an account or accounts designated in writing by Seller.
4.Title Matters; Due Diligence Review; Conditions Precedent.
4.1Title Matters.
4.1.1Title to the Property.
(a)As a condition to Purchaser’s obligations in respect of the Closing, First American Title Insurance Company (in such capacity, the “Title Company”) or any other national title underwriter shall have committed to insure Purchaser as the fee owner of the Property in the amount of the Purchase Price by issuance of an ALTA owner’s title insurance policy (the “Owner’s Policy”) in the standard form issued by the Title Company in the State of Louisiana, subject only to the Permitted Exceptions (as hereinafter defined).
(b)Purchaser shall order, at its sole cost, within five (5) Business Days following the date hereof, a commitment for an owner’s fee title insurance policy with respect to the Property (the “Title Commitment”) from the Title Company, and shall direct the Title Company to deliver a copy of the Title Commitment, together with true, legible and complete copies of all instruments giving rise to any defects or exceptions to title to the Property, to Seller’s attorneys concurrently with delivery of the Title Commitment to Purchaser or Purchaser’s attorneys. If any exceptions(s) to title to the Property should appear in the Title Commitment or in any survey as contemplated by Section 4.1.3, other than the Permitted Exceptions (such exception(s) being herein called, collectively, the “Unpermitted Exceptions”), subject to which Purchaser is unwilling to accept title, and Purchaser shall provide Seller with written notice (the “Title Objection Notice”) thereof within five (5) Business Days after receipt of the Title Commitment by Purchaser’s attorneys, Seller, in its sole and absolute discretion, may undertake to eliminate the same subject to the terms and conditions of this Section 4.1. Purchaser hereby waives any right Purchaser may have to advance, as objections to title or as grounds for Purchaser’s refusal to close this transaction, any Unpermitted Exception of which Purchaser does not notify Seller within such five (5) Business Day period pursuant to the Title Objection Notice unless (i) such Unpermitted Exception was first raised by the Title Company subsequent to the date of the Title Commitment and (ii) Purchaser shall provide a Title Objection Notice with respect thereto within five (5) Business Days after the Title Company shall provide Purchaser with a complete copy of such Unpermitted Exception (failure to so notify Seller shall be deemed to be a waiver by Purchaser of its right to raise such Unpermitted Exception as an objection to title or as a ground for Purchaser’s refusal to close the transaction contemplated by this Agreement). Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed thirty (30) days, provided that Seller shall notify Purchaser, in writing, within five (5) Business Days after receipt by Seller of the Title Objection Notice, whether or not it will endeavor to eliminate such Unpermitted Exceptions. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall not under any circumstance be required or obligated to cause the cure or removal of any Unpermitted Exception including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Unpermitted Exception or to arrange for title insurance insuring against enforcement of such Unpermitted Exception against, or collection of the same out of, the Property, notwithstanding that Seller may have attempted to do so, or may have obtained an adjournment of the Scheduled Closing Date for such purpose; provided, however, Seller shall cause to be released (or shall cause the Title Company to omit the same from the Owner’s Policy or to provide affirmative insurance reasonably acceptable to Purchaser insuring against enforcement of same against, or collection of the same out of, the Property) at or prior to the Closing any of the following which is set forth in a Title Objection Notice: (i) any mortgage, deed of trust, security agreement, financing statement or other lien created by Seller in an ascertainable amount securing borrowed funds (it being understood that Seller shall be required to repay any such indebtedness at Closing), (ii) any Unpermitted Exceptions that (x) arise by, through or under Seller or its Representatives from and after the Effective Date without Purchaser’s consent and (y) cannot be removed by the payment of a liquidated sum of money, (iii) any materialmen’s or mechanics’ liens filed against the Property relating to work performed at the direction of Seller and (iv) any other liens or judgments in liquidated amounts that are caused by Seller, but only to the extent such liens do not in the aggregate exceed $1,000,000; provided further that Seller shall have the right to apply the Purchase Price or a portion thereof for the purposes of releasing such matters. Notwithstanding the foregoing, in no event shall Purchaser be required to accept an Owner’s Policy that either omits or provides affirmative insurance with respect to an Unpermitted Exception (whether or not Seller is obligated to remove such Unpermitted Exception) that constitutes a lien securing currently valid indebtedness for borrowed money, unless such indebtedness is paid in full in connection with the Closing.
(c)In the event that Seller is unable, or elects not, to timely eliminate all Unpermitted Exceptions in accordance with the provisions of this Section 4.1.1, or (except as otherwise provided in the last sentence of Section 4.1.1(b)) to arrange for title insurance, without special premium to Purchaser, omitting such Unpermitted Exceptions or providing affirmative insurance reasonably acceptable to Purchaser insuring against enforcement of such Unpermitted Exceptions against, or collection of the same out of, the Property, and to convey title to the Property in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 4.1.1(b)), Seller shall so notify Purchaser, in which event Purchaser shall have the right, as its sole remedy for such election of Seller, by delivery of written notice to Seller within three (3) Business Days following receipt of notice from Seller of its inability to or election not to remove such Unpermitted Exceptions, to either (i) terminate this Agreement by written notice delivered to Seller (in which event Escrowee shall return the Deposit, to the extent deposited with Escrowee, to Purchaser without the need of any further direction or authorization from either party, and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement), or (ii) accept title to the Property subject to such Unpermitted Exception(s) without an abatement in or credit against the Purchase Price. The failure of Purchaser to deliver timely any written notice of election under this Section 4.1.1(c) shall be conclusively deemed to be an election under clause (i) above. If Purchaser elects to terminate this Agreement pursuant to this Section 4.1.1(c) on account of Seller’s failure to eliminate an Unpermitted Exception that Seller was obligated to cure or with respect to which Seller gave a notice of election to cure pursuant to Section 4.1.1(b), such failure shall constitute a default entitling Purchaser to reimbursement as provided in Section 9.1.
(d)If, on the Closing Date, there are any liens or encumbrances that Seller is obligated to discharge under this Agreement, Seller shall have the right (but not the obligation) to either (i) except as otherwise provided in the last sentence of Section 4.1.1(b), arrange, at Seller’s cost, the same to be omitted from Purchaser’s Owner’s Policy or for affirmative title insurance or special endorsements reasonably acceptable to Purchaser insuring against enforcement of such liens or encumbrances against, or collection of the same out of, the Property, or (ii) use any portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Company, and in either such event the same shall not be deemed to be Unpermitted Exceptions.
4.1.2Permitted Exceptions to Title. The Property shall be sold and conveyed subject to the following exceptions to title (the “Permitted Exceptions”):
(a)minor discrepancies, conflicts in boundary lines, shortage in area or encroachments shown on the Updated Survey;
(b)all laws, ordinances, rules and regulations of the United States, the State of Louisiana, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated (collectively, “Laws”), and all violations thereof; provided, however, that if, prior to the Closing, Purchaser provides Seller with written notice of any penalties or fines imposed on or before the Closing in connection with any violations of any such Laws (together with supporting documentation), then the Property shall be sold and conveyed subject to any such violations, but Seller shall give Purchaser a credit (or deposit funds with the Title Company to pay such penalty or fine) at Closing in the amount of any such penalties or fines, but in no event more than $50,000 in the aggregate;
(c)all presently existing and future liens of real estate taxes or governmental assessments; if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;
(d)any other matter or thing affecting title to the Property that Purchaser shall have agreed or be deemed to have agreed under Section 4.1.1 to waive as an Unpermitted Exception; and
(e)all utility easements of record which do not interfere with or otherwise materially adversely affect the present use, utility or value of the Property;
4.1.3Survey. Seller has made available to Purchaser in the Data Room a true, complete and correct copy of the most current survey of the Real Property in Seller’s possession or control.  Seller hereby authorizes Purchaser to contact the surveyor directly and arrange to have such survey updated and re-certified (the “Updated Survey”), with the costs of said Updated Survey to be allocated as set forth herein. Purchaser shall order, at its sole expense, within five (5) Business Days following the date hereof, the Updated Survey or another current survey of the Property prepared by a surveyor registered in the State of Louisiana, certified by said surveyor to Purchaser as having been prepared in accordance with the minimum detail requirements of the ALTA land survey requirements, and in either case shall direct the surveyor to deliver a copy thereof to Seller and Seller’s attorneys and the Title Company (for reading into the Title Commitment) simultaneously with the delivery of same to Purchaser.
4.2Due Diligence Reviews. Except for title and survey matters (which shall be governed by the provisions of Section 4.1 above), Purchaser shall have until 5:00 p.m. (Eastern time) on the date that is thirty (30) days after the date hereof, TIME BEING OF THE ESSENCE (the period of time commencing upon the date hereof and continuing through and including such time on such date, as the same may be extended pursuant to the terms hereof, the “Due Diligence Period”) within which to perform and complete all of Purchaser’s due diligence examinations, interviews, reviews and inspections of all matters pertaining to the purchase of the Property, including all leases and service contracts, and all physical, environmental and compliance matters and conditions respecting the Property (collectively, the “Investigations”), which Investigations shall at all times be subject to Purchaser’s compliance in all material respects with the provisions of this Section 4.2. During the Due Diligence Period, Seller shall provide Purchaser with continuous, reasonable access to the Property and cooperate with Purchaser and Purchaser’s Representatives with respect to Purchaser’s due diligence activities at the Hotel, all at Purchaser’s sole cost and upon not less than 48 hours’ advance written notice (which may be by email to Matthew

Trevenen (mtrevene@nvhg.com) without reference to the notice provisions of Section 12.8). Without limiting the foregoing (but subject to the further provisions of this Section 4.2), Seller shall ensure the reasonable availability for interviews by Purchaser and Purchaser’s Representatives during the Due Diligence Period of (i) the Hotel’s General Manager, Sales Manager, Controller, F&B Director and Chief Engineer and (ii) the counterparties under any Replacement Contract (as defined in Section 7.2.1) and any consultant of Seller substantially involved in the negotiation or administration of any Replacement Contract. Concurrently with the execution of this Agreement, Seller shall make available for Purchaser’s inspection on a Dropbox or other electronic “data room” (the “Data Room”) (or at the Property for those items that are not conducive to being scanned electronically, such as construction drawings) the Leases, Contracts, permits, title policies, zoning reports, surveys, engineering studies and the other due diligence materials with respect to the Property in Seller’s and/or Manager’s possession or control that are described on Exhibit B attached hereto (collectively the “Due Diligence Materials”), and during the Due Diligence Period Seller shall make available to Purchaser in the Data Room such other and further Due Diligence Materials as Purchaser shall reasonably request; provided, however, in no event shall Seller be obligated to make available (1) any portion of any document or correspondence to the extent that such portion would be subject to the attorney-client privilege; (2) any portion of document or item to the extent that Seller is contractually or otherwise bound to keep the same confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of Seller or Seller's affiliates relating to Seller's valuation of the Property; (5) appraisals of the Property whether prepared internally by Seller or Seller's affiliates or externally; or (6) any documents which Seller reasonably considers confidential or proprietary. In the event that the Due Diligence Materials are not sufficient to enable Purchaser to properly complete a so-called “3-05 Audit” under Rule 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission, Seller will cooperate diligently and in good faith with Purchaser, at no unreimbursed cost to Seller, to promptly provide such additional financial and due diligence information as Purchaser may request in connection with such audit (subject always to the exclusions contained in the definition of “Due Diligence Materials”), with the goal of having Purchaser complete such audit prior to the expiration of the Due Diligence Period. Any entry upon the Property and all Investigations shall be made or performed during Seller’s normal business hours and at the sole risk and cost of Purchaser, and shall not unreasonably interfere with the activities on or about the Property of Seller, its tenants and their employees and invitees. Purchaser shall:
(a)comply with all Laws applicable to the Investigations and all other activities undertaken in connection therewith;
(b)permit Seller to have a representative present during all Investigations undertaken hereunder (including, without limitation, any interviews), which Investigations shall occur at mutually agreeable times (but in any event, within 48 hours of notice from Purchaser) if taking place at the Property (it being understood that Seller shall make a representative reasonably available for such Investigations);

(c)use commercially reasonable efforts to ensure that the Investigations and the equipment, materials, and substances generated, used or brought onto the Property in connection with the Investigations, pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller or other persons;
(d)if requested by Seller, furnish to Seller copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports (other than internal analysis and proprietary information of the Purchaser) relating to the Investigations which Purchaser shall obtain with respect to the Property promptly after termination of this Agreement (subject, in any event, to any disclosure limitations contained in agreements with the applicable provider), so long as Seller reimburses Purchaser for the cost of obtaining such reports;
(e)maintain or cause to be maintained, at Purchaser’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $2,000,000, insuring Purchaser and Seller, as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser’s and/or Purchaser’s Representatives’ (as hereinafter defined) entry upon the Property, (ii) any Investigations or other activities conducted thereon, and/or (iii) any and all other activities undertaken by Purchaser and/or Purchaser’s Representatives, all of which insurance shall be on an “occurrence form” and otherwise in such forms reasonably acceptable to Seller and with an insurance company acceptable to Seller, and deliver a certificate evidencing such insurance to Seller prior to the first entry on the Property;
(f)use commercially reasonable efforts to the end that the Investigations or any other activities undertaken by Purchaser or Purchaser’s Representatives do not result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Purchaser shall, at its sole cost, promptly upon receiving notice thereof discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and
(g)indemnify Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller (collectively, “Seller Related Parties”) and hold harmless Seller and Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) (collectively, “Claims”), suffered or incurred by Seller or any Seller Related Party and arising out of or in connection with (i) Purchaser’s and/or Purchaser’s Representatives’ entry upon the Property, (ii) any Investigations or other activities conducted thereon by Purchaser or

Purchaser’s Representatives, (iii) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations and/or (iv) any and all other activities undertaken by Purchaser or Purchaser’s Representatives with respect to the Property. The foregoing indemnity shall not include any Claims to the extent that the same result from (y) the mere discovery, by Purchaser or Purchaser’s Representatives, of existing conditions on the Property during Investigations conducted pursuant to, and in accordance with, the terms of this Agreement, or (z) gross negligence, willful misconduct or fraud by or on behalf of Seller or any Seller Related Parties.
Without limiting the foregoing, in no event shall Purchaser or Purchaser’s Representatives, without the prior written consent of Seller: (w) make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like), (x) except as otherwise expressly provided hereunder, contact or have any discussions with Manager, Hotel Employees or any guests of the Hotel, (y) contact any Governmental Authority having jurisdiction over the Property other than to perform customary municipal and public record searches or as required by any Laws and/or (z) interfere with the business of Seller (or any of its tenants) or Manager conducted at the Premises or disturb the use or occupancy of any occupant of the Premises, including any guest of the Hotel, in each case, beyond a de minimis extent.
The foregoing obligations shall survive the Closing or a termination of this Agreement.
4.2.1Property Information and Confidentiality. All Information (as hereinafter defined) provided to Purchaser shall be subject to the following terms and conditions:
(a)Except as expressly set forth herein, neither Seller nor any Seller Related Party makes any representation or warranty as to the truth, accuracy or completeness of the Information, any studies, documents or reports prepared by third parties and provided to Purchaser hereunder and expressly disclaims any implied representations with respect thereto.
(b)Purchaser agrees that Purchaser shall not, and shall instruct Purchaser’s Representatives not to, at any time or in any manner prior to the Closing and except as expressly permitted herein, divulge, disclose or communicate to any Person the Information or any Information that is obtained in connection with the Investigations. Without the other party’s written consent, neither party hereto shall disclose (and Purchaser shall direct Purchaser’s Representatives not to disclose) to any Person any of the terms, conditions or other facts with respect to this Agreement, including, without limitation, the status hereof; provided, however, that Seller may disclose such terms, conditions and facts without Purchaser’s consent (a) to Seller Related Parties, lenders and other capital sources, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors and (b) if disclosure is required by Law or court order. Without Seller’s prior written consent, Purchaser shall not market or offer the Property for sale. Notwithstanding the foregoing, Purchaser may disclose the Information and its other reports, studies, documents and other matters generated by it and the terms, conditions or other facts with respect to this Agreement (i) to the extent required by Law, court order or to the extent included in accordance with the usual custom and practice of any REIT holding an interest (direct or indirect) in Purchaser in any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any such REIT and, in the case of disclosures required by Law or court order or with respect to filings made outside the ordinary course of business, following reasonable prior written notice to, and approval by, Seller (to the extent legally permissible) of any such disclosure to be made pursuant to this clause (i) and (ii) as Purchaser deems necessary or desirable to Purchaser’s Representatives in connection with Purchaser’s Investigation and the transaction contemplated hereby, provided that those to whom such Information is disclosed are informed of the confidential nature thereof and agree to keep the same confidential in accordance with the terms and conditions hereof.
(c)Purchaser shall indemnify and hold harmless Seller and all Seller Related Parties from and against any and all Claims to the extent arising out of a breach by Purchaser or Purchaser’s Representatives of the provisions of this Section 4.2.1.
(d)Purchaser and Purchaser’s Representatives shall use reasonable care to maintain in good condition all of the Information furnished or made available to Purchaser and/or Purchaser’s Representatives in accordance with this Section 4.2. In the event this Agreement is terminated, Purchaser and Purchaser’s Representatives shall promptly return to Seller or destroy all originals and copies of the Due Diligence Materials provided by Seller; provided, however, that the retention of documents and emails in the ordinary course pursuant to Purchaser’s standard document retention policies, and the inability to delete certain forms of electronic media on computer systems, shall not be deemed to violate the foregoing covenant.
(e)As used in this Agreement, the term “Information” shall mean any of the following: (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof, including, without limitation, all leases and contracts furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, members, current and prospective lenders and other capital sources, brokers (including, without limitation, any broker/dealers in the broker/dealer network of any REIT holding an interest (direct or indirect) in Purchaser), agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers, financial advisors and any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser (or any of its direct or indirect owners) (collectively, “Purchaser’s Representatives”), by Seller or any Seller Related Party or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser’s Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (i), the Investigations, or otherwise reflecting their review or investigation of the Property. Notwithstanding the foregoing, for purposes of this Section 4.2.1 “Information” shall not include: (i) information already in a disclosing party’s possession prior to its receipt thereof from Seller or its representative; (ii) information which is obtained by a disclosing party from a third party (other than a Seller Related Party) who is not prohibited from disclosing such information to it by any contractual, legal or fiduciary obligation to Seller; (iii) information which is or becomes publicly disclosed through no fault of the disclosing party; or (iv) information which is required to be disclosed by a court of competent jurisdiction in connection with any litigation between the parties hereto.
(f)In addition to any other remedies available to either party, each party shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party (and in the case of Purchaser, Purchaser’s Representatives) in order to enforce the provisions of this Section 4.2.1.
(g)Notwithstanding any terms or conditions in this Agreement to the contrary, no conditions of confidentiality within the meaning of IRC §6111(d) or the Treasury Regulations promulgated under IRC Sec. 6011 are intended, and the parties hereto are expressly authorized to disclose every U.S. federal income tax aspect of any transaction covered by this Agreement with any and all persons, without limitation of any kind.
(h)The provisions of this Section 4.2.1 shall survive the Closing or a termination of this Agreement.
4.2.2Termination Right. If, on or before the expiration of the Due Diligence Period, based upon the Investigations and/or the Information, Purchaser shall determine that it no longer intends to acquire the Property for any reason, then Purchaser shall have the right to terminate this Agreement as hereinafter provided. If Purchaser intends to acquire the Property, Purchaser shall promptly notify Seller of such determination in writing (such notice being herein called the “Ratification Notice”) on or before 5:00 p.m. (Eastern time) on the date that the Due Diligence Period shall expire, TIME BEING OF THE ESSENCE, and upon delivery of the Ratification Notice, Purchaser shall be deemed to have agreed to proceed with the acquisition of the Property without (except as may be agreed by the parties in writing) a reduction in, or an abatement in or credit against, the Purchase Price. In the event that Purchaser shall fail to deliver the Ratification Notice to Seller (or affirmatively delivers a termination notice to Seller), in either case on or before 5:00 p.m. (Eastern time) on the date that the Due Diligence Period shall expire, TIME BEING OF THE ESSENCE, Purchaser shall be deemed to have elected to terminate this Agreement, whereupon the Initial Deposit shall be promptly returned to Purchaser (without the need for any further notice, authorization or direction from Seller or Purchaser), and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the termination of this Agreement).

4.2.3Contracts. Seller shall deliver to Purchaser, within five (5) Business Days after the Effective Date, a list (which shall be accompanied by true, complete and correct copies) of the Contracts which Seller proposes to be assumed by Purchaser on the Closing Date.  At any time prior to the expiration of the Due Diligence Period, Purchaser shall have the right, in its sole discretion, to deliver written notice to Seller (the “Contract Termination Notice”), specifying which of such Contracts Purchaser desires to be terminated at or prior to Closing (each, a “Non-Assumed Contract”) and which of such Contracts Purchaser desires to assume (each, an “Assumed Contract”); provided, however, that Purchaser shall have no right to terminate the Replacement Contracts (as defined in Section 7.2.1).  Seller shall provide so-called “good-bye” letters and shall at Seller’s sole cost and expense cause the Assumed Service Contracts to be assigned and transferred to Purchaser on the Closing Date; and Seller shall, within two (2) Business Days of receipt of the Contract Termination Notice, deliver a notice to the counterparty under each Non-Assumed Contract effectuating (as of a date no later than the Closing Date) the termination of the Non-Assumed Contracts.  Seller shall pay at or prior to Closing, and shall indemnify Purchaser from and against, any and all termination fees or similar payments in connection with the termination of the Non-Assumed Contracts.
4.3Franchise Agreement.
4.3.1Purchaser shall submit an application and related application fee to Hilton Hotels and/or Marriott International, Inc. (“Franchisor”) for a new franchise agreement for the Hotel in the form required by Franchisor (the “Franchise Agreement”) promptly following the commencement of the Due Diligence Period, and shall use diligent commercially reasonable efforts to obtain approval of such application. In the event that (i) despite Purchaser’s continuous and diligent exercise of commercially reasonable efforts, Purchaser shall fail to obtain an execution draft of the Franchise Agreement as of the expiration of the Due Diligence Period, (ii) Franchisor has not rejected in writing Purchaser’s application for the Franchise Agreement and Purchaser and Franchisor have executed a term sheet (or another written expression) outlining the basic terms of the Franchise Agreement (and Purchaser has provided a copy of the same to Seller) and (iii) Purchaser is, in good faith, continuously and diligently seeking to obtain an execution draft of the Franchise Agreement consistent with the basic terms outlined in the executed term sheet (or such other written expression), then Purchaser shall have the right to extend the Due Diligence Period by not more than fifteen (15) days solely to procure such execution draft, by sending written notice thereof to Seller and depositing the Franchise Deposit with Escrowee on or prior to the expiration of the Due Diligence Period. In the event that Purchaser does not obtain such execution draft within such 15-day period despite Purchaser’s continuous and diligent exercise of commercially reasonable efforts (and the conditions set forth in clauses (ii) and (iii) of the immediately preceding sentence shall continue to be satisfied), then Purchaser may extend the Due Diligence Period by an additional period of not more than fifteen (15) days solely to procure such execution draft, by sending written notice thereof to Seller on or prior to the expiration of the Due Diligence Period.

4.3.2Seller agrees to reasonably cooperate with Purchaser and Franchisor at Purchaser’s sole cost in connection with Purchaser’s efforts to obtain the Franchise Agreement approval. Without limiting the generality of the foregoing, Seller shall cooperate with Purchaser and Franchisor, including, without limitation, providing access to the Hotel, in order to procure from Franchisor a property improvement plan required for the approval of the Franchise Agreement application (but in no event shall Seller be responsible for the costs of procuring or implementing any such property improvement plan or for performing the work necessary to implement the property improvement plan). In no event shall the execution and delivery of the Franchise Agreement be a condition to Purchaser’s obligation to consummate the Closing.
4.4Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions:
(a)Seller shall have performed and observed all covenants and delivered all the documents and other items required of Seller pursuant to this Agreement, and shall have performed all other undertakings and obligations, in each case in all material respects, at or prior to the Closing (provided, however, that Seller’s failure to do the same shall only be a failure of this condition to Purchaser’s obligation to close hereunder to the extent Seller’s failure will have a “material adverse effect”);
(b)all representations and warranties of Seller contained in Section 7.1 shall be true, accurate and correct in all material respects as of the Closing Date (provided, however, that the failure of Seller’s representations and warranties to be true, accurate and correct in all material respects shall only be a failure of this condition to Purchaser’s obligation to close hereunder to the extent such failure (x) arises from Seller’s breach of a covenant or agreement hereunder and (y) will have a “material adverse effect”);
(c)Seller shall be ready, willing and able to deliver title to the Property in accordance with the terms and conditions of this Agreement;
(d)The Title Company (or another national, reputable title insurance company) shall have issued or shall be prepared to issue, upon payment of the applicable premiums therefor, an Owner’s Policy in the ALTA 2006 - LA (06/17/06) form with respect to the Real Property, subject only to the Permitted Exceptions and as modified to reflect all available endorsements, the deletion of all standard conditions and exceptions and as otherwise negotiable in accordance with local custom and practice;
(e)no statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order, action, suit or legal or administrative proceeding shall have been instituted or issued by or before any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any Governmental Authority and no other legal restraint or prohibition exists or is threatened, preventing or which would prevent the consummation by Seller of the transactions contemplated by this Agreement; and
(f)There shall be no litigation pending against Seller with respect to the Hotel that would prevent Seller from performing Seller’s obligations under this Agreement or would be reasonably likely to have a material adverse effect on the operations of the Hotel.
(g)the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Purchaser specifically enumerated in this Agreement, any or all of which may be waived by Purchaser in its sole discretion.
As used in this Agreement, a “material adverse effect” shall be deemed to have occurred if (y) there are breaches or material misrepresentation(s) the damages from which are material but not readily quantifiable, or if (z) by reason of any breaches or misrepresentation(s) there are damages to Purchaser (whether in terms of out-of-pocket costs or diminution of the fair market value of the Property or otherwise), of more than $100,000, in each case subject to the provisions of Section 7.4. The foregoing is not deemed to limit the provisions in Section 7.1.1 regarding the Threshold Amount and the Maximum Liability Amount with regard to misrepresentations discovered after Closing.
4.5Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to (i) the performance and observance by Purchaser of all covenants and agreements of this Agreement to be performed or observed by Purchaser prior to or on the Closing Date, (ii) the representations and warranties of Purchaser contained in Section 7.3 being true, accurate and correct as of the Closing Date in all material respects and (iii) the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Seller specifically set forth in this Agreement, any or all of which may be waived by Seller in its sole discretion.
4.6Liquor Permits. Promptly following the expiration of the Due Diligence Period, Purchaser shall file all required applications and other documents with the appropriate authorities to obtain all necessary alcoholic beverage licenses and permits (the “Liquor Permits”). Purchaser shall diligently pursue obtaining the Liquor Permits. Seller shall cooperate with Purchaser to facilitate the issuance of the Liquor Permits and, if Purchaser has not obtained the Liquor Permits prior to the Closing Date notwithstanding these efforts, at Closing, Seller shall cause NVHG Q&C Hotel Operator, LLC to enter into an interim liquor license management agreement with respect to the sale of alcoholic beverages in a form subject to the reasonable approval of both Seller and Purchaser (the “Liquor License Management Agreement”), to the extent permitted by applicable law. Notwithstanding any provision of this Agreement to the contrary, the failure by Purchaser to obtain any Liquor Permits or any other licenses or permits in connection with the Property shall not give rise to any claim whatsoever against Seller or otherwise related to the transaction contemplated by this Agreement. The provisions of the Liquor License Management Agreement, if executed as provided above, shall survive the Closing.

5.Closing. The closing (the “Closing”) of the sale and purchase contemplated herein shall occur on or before the date which is thirty (30) days after the expiration of the Due Diligence Period (the “Scheduled Closing Date”), TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to close on such date, through an escrow arrangement with Escrowee and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser (the date on which the Closing shall occur being herein referred to as the “Closing Date”). The consummation of the Closing shall constitute a waiver of all unfulfilled conditions precedent thereto.
5.1Seller Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or to the Escrowee, as the case may be the following items executed and acknowledged by Seller, as appropriate:
(a)an Act of Cash Sale (the “Deed”) in the form attached hereto and made a part hereof as Exhibit C;
(b)an assignment (the “Assignment and Assumption of Leases”) of all right, title and interest of Seller under the Leases that are in effect on the Closing Date, in the form attached hereto and made a part hereof as Exhibit D, which shall include Purchaser’s assumption of Seller’s obligations under the Leases accruing from and after the Closing Date;
(c)a bill of sale (the “Bill of Sale”) in the form attached hereto and made a part hereof as Exhibit E;
(d)a certification of non-foreign status in the form attached hereto and made a part hereof as Exhibit F;
(e)an assignment (the “Assignment and Assumption of Contracts”) of all right, title and interest of Seller under the Contracts to be assumed by Purchaser under Section 4.2.3, in the form attached hereto and made a part hereof as Exhibit G, which shall include Purchaser’s assumption of Seller’s obligations under the Contracts first arising from and after the Closing Date;
(f)all existing surveys, blueprints, drawings, plans and specifications for or with respect to the Property or any part thereof, to the extent the same are in Seller’s possession;
(g)all keys to the Improvements, to the extent the same are in Seller’s possession or control;
(h)originals (or if originals are unavailable, copies) of all Leases assumed by Purchaser at the Closing;

(i)originals (or if originals are unavailable, copies) of all Contracts assumed by Purchaser at the Closing;
(j)a fully-executed termination agreement in substantially the form attached hereto as Exhibit H that terminates the Management Agreement (as defined in Section 5.5) and evidence of the termination of any agreements respecting global distribution systems;
(k)all applicable transfer tax forms, if any;
(l)a completed form W-9, duly executed by Seller;
(m)such further instruments as may be necessary to record the Deed;
(n)a title affidavit executed by Seller for the benefit of the Title Company respecting the due organization of Seller, the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder and the other matters contemplated by Exhibit I;
(o)a closing statement for the Closing;
(p)to the extent not previously delivered to Purchaser or otherwise located at the Hotel, the Closing Inventory;
(q)all Books and Records relating to the Property in the possession of Seller, including all property management and maintenance records, it being understood that “books and records” shall specifically exclude (1) any materials to the extent proprietary to the Manager, including any proprietary software or other information relating to Manager’s operating methods, procedures and policies and (2) any other item specifically excluded from the definition of Property;
(r)a written certificate regarding Seller’s representations and warranties in the form attached hereto as Exhibit J;
(s)a written certificate from Seller setting forth Seller’s representation (which shall survive the Closing) that Seller has delivered to Purchaser all items required to be delivered to Purchaser at Closing pursuant to this Agreement;
(t)the Escrow Holdback Agreement (as defined in Section 7.1.2), duly executed by Seller;
(u)notice letters to each vendor under a non-assumed Contract informing such vendor of the termination of such non-assumed Contract pursuant to Section 4.2.3;

(v)such evidence as shall be reasonably requested by and acceptable to Purchaser of the authority of Seller, and of the persons or parties executing this Agreement and all documents require pursuant or in connection with this Agreement on behalf of Seller, to enter into and consummate this Agreement and to execute and deliver all documents reasonably necessary to consummate the transactions described in this Agreement;
(w)all Licenses in Seller’s possession, if any;
(x)all computer and security codes relating to the operating, use and maintenance of the Property; and
(y)such other documents or instruments reasonably required to effect the transactions contemplated in this Agreement without further expense or liability to Seller.
5.2Purchaser Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or to the Escrowee, as the case may be, the following items executed and acknowledged by Purchaser, as appropriate:
(a)payment of the Purchase Price to be made in accordance with Section 3 above.
(b)a counterpart of the Deed.
(c)a counterpart of the Bill of Sale.
(d)the Assignment and Assumption of Leases.
(e)the Assignment and Assumption of Contracts.
(f)Resale Certificates with respect to the Consumables from both the Parish of New Orleans and the State of Louisiana.
(g)all applicable transfer tax forms, if any.
(h)such further instruments as may be necessary to record the Deed.
(i)evidence reasonably satisfactory to Seller and the Title Company respecting the due organization of Purchaser and the due authorization and execution by Purchaser of this Agreement and the documents required to be delivered hereunder.
(j)A written certificate regarding Purchaser’s representations and warranties in the form attached hereto as Exhibit K.
(k)All applicable transfer tax forms, if any.

(l)A counterpart of the closing statement, duly executed by Purchaser.
(m)The Escrow Holdback Agreement, duly executed by Purchaser.
(n)All other documents which Purchaser is required to deliver pursuant to the provisions of this Agreement or which are necessary to carry out the intent and purpose of this Agreement.
5.3Closing Costs.
5.3.1Seller shall pay (i) any and all state and local documentary stamps, transfer and/or conveyance taxes, charges or fees, if any, arising from the sale and transfer of the Property or recordation of the deed, (ii) the cost of eliminating any Unpermitted Exceptions which Seller elects or is required to eliminate in accordance with Section 4.1.1, (iii) one-half (1/2) of any escrow fee and reasonable closing fees charged by Escrow Agent in connection with the Closing, (iv) the costs and expenses relating to the termination of any global distribution system contract (if any) and Management Agreement, as more specifically provided in Section 5.5 and (v) the fees and expenses of Seller’s attorneys.
5.3.2Purchaser shall pay (i) all recording charges payable in connection with the recording of the Deed, (ii) the costs related to the Owner’s Policy, including, without limitation, the costs of title examination, the title insurance premium and the cost of any title endorsements and affirmative insurance required by Purchaser, (iii) the costs of the Updated Survey, (iv) one-half (1/2) of any escrow fee and reasonable closing fees charged by Escrow Agent in connection with the Closing, (v) all fees or expenses in connection with Purchaser’s due diligence reviews hereunder, (vi) the costs relating to the Franchise Agreement, as more specifically provided in Section 4.3 and (vii) the fees and expenses of Purchaser’s attorneys. Any other costs not specifically allocated above shall be allocated in accordance with the other provisions of this Agreement or closing customs for similar properties in the metropolitan area of the Property. Except as expressly provided in the indemnities set forth in this Agreement, Seller and Purchaser shall pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby and their respective shares of prorations as hereinafter provided. The provisions of this Section 5.3 shall survive the Closing or a termination of this Agreement.
5.4Prorations.
5.4.1The following shall be prorated between Seller and Purchaser as of 12:01 a.m. (the “Cut-Off Time”) on the Closing Date (on the basis of the actual number of days elapsed over the applicable period):

(a)All real estate taxes, water charges, sewer rents, vault charges and assessments (special or otherwise) on the Property and any refunds thereof on the basis of the fiscal year for which assessed. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installments due after the Closing Date).
(b)Subject to this Section 5.4.1(b), all fixed rent and regularly scheduled items of additional rent under the Leases, and other tenant charges if, as and when received. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing Date in accordance with the provisions of this Agreement) to Purchaser on the Closing Date. Seller shall deliver to Purchaser at Closing any security deposits that are held in the form of letters of credit. Rents that are delinquent as of the Closing Date shall not be prorated on the Closing Date. Purchaser shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith in the ordinary course after the Closing Date (but Purchaser shall not be required to litigate or declare a default under any Lease). To the extent Purchaser receives rents on or after the Closing Date, such payments shall be applied first toward the rents for the month in which the Closing occurs, second to the rents that shall then be due and payable to Purchaser, and third to any delinquent rents owed to Seller, with Seller’s share thereof being promptly delivered to Seller by Purchaser. Purchaser may not waive any rents delinquent as of the Closing Date nor modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller (but shall not be entitled to terminate any lease or any tenant’s right to possession), which right shall include the right to continue or commence legal actions or proceedings against any tenant. Delivery of the Assignment and Assumption of Leases shall not constitute a waiver by Seller of such right, and such right shall survive the Closing. Purchaser shall reasonably cooperate with Seller, at no expense to Purchaser, in any collection efforts hereunder (but shall not be required to litigate or declare a default under any Lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto and Purchaser shall have no obligation in respect thereof.
(c)Charges and payments payable, and prepaid amounts under, the Assumed Contracts (including, pursuant to Section 7.2.1 hereof, the Replacement Contracts (as hereinafter defined)) assigned to Purchaser pursuant to the Assignment and Assumption of Contracts, to the extent not otherwise provided for herein.

(d)All suppliers of utilities and fuel shall be instructed by Seller to read meters or otherwise determine the charges owing for services for the Premises prior to the Cut-Off Time, which charges shall be paid by Seller.  Seller shall use commercially reasonable efforts to cause the meters, if any, for utilities to be read as of the Closing.  Purchaser shall pay all charges accruing after the Cut-off Time.  If the amount of the charges owing as of the Cut-off Time cannot be reasonably determined, then all charges for utilities and fuel, including, without limitation, telephone, steam, electricity and gas, shall be prorated on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings.
(e)Deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Property if the related contracts are assigned to and assumed by Purchaser at the Closing (or, if such goods and services are not provided pursuant to contracts, then if such goods or services will continue to be supplied to the Property after Closing) shall be credited in their entirety to Seller, but only to the extent such deposits shall remain on deposit for the benefit of Purchaser after Closing.
(f)Any prepaid items, including fees for Licenses and annual permit and inspection fees, if any, on the basis of the fiscal year for which levied, to the extent that the rights with respect thereto continue for the benefit of Purchaser following the Closing.
(g)Personal property taxes, if any, on the basis of the fiscal year for which assessed
(h) Taxes relating to operations of the Property, including, without limitation, business and occupancy taxes and sales taxes, if any.
(i)wage and fringe benefits (including, without limitation, vacation pay, sick days, health, welfare, pension and disability benefits) and other compensation payable to all Hotel Employees (as hereinafter defined). All salaries, bonuses, other compensation and employment benefits for unused vacation, holiday, sick leave and personal days if, and to the extent, that amounts are accrued and vested and unused prior to the Closing Date, and contributions for retirement and welfare benefits, together with F.I.C.A., unemployment and other payroll taxes and benefits due with respect to the employment of all Hotel Employees, shall be prorated between Seller and Purchaser as of the Closing Date.
(j)(i)    All revenues from Hotel guest rooms and facilities occupied on the Closing Date with respect to the one night during which the Cut-Off Time occurs, including any sales taxes, room taxes, occupancy taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocable to such rooms with respect to the Closing Date shall be split equally between Seller and Purchaser (and Seller and Purchaser shall share equally any applicable credit card and travel agent commissions payable on account of such revenues). All revenues from restaurants, bars, lounges, vending machines and other service operations conducted at the Hotel shall be allocated based on whether the same accrued before or after the Cut-Off Time, and Seller shall cause the Manager to separately record sales occurring before and after the Cut-Off Time at the Hotel. The foregoing amounts are referred to collectively as “Guest Revenues”.
(ii)    Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller, (ii) functions commencing after the Cut-Off Time being allocable to Purchaser, and (iii) multi-day functions being allocated on a pro rata basis between Seller and Purchaser according to when the event commences and is scheduled to end in relation to the Cut-Off Time. The foregoing amounts are referred to collectively as “Conference Revenues.”
(iii)    At Closing, all Receivables that are not more than sixty (60) days past due shall be assigned to Purchaser and Seller shall receive a proration credit in an amount equal to face value of such receivables as set forth on Manager’s books including, without limitation, receivables accrued in connection with hotel reservations, the use of guest rooms, banquet and meeting room receivables (including any cancellation fees due to Seller in connection with any of the foregoing) as reflected on the guest ledger or any other receivable ledger. All accounts receivable more than sixty (60) days past due on the Closing Date (“Retained Receivables”) shall be retained by Seller at Closing. Purchaser shall have no obligation to collect the Retained Receivables; provided, however, from and after the Closing, Purchaser shall reasonably cooperate at no expense to Purchaser with Seller’s efforts to collect the Retained Receivables.  Monies received by Purchaser from debtors owing Retained Receivables shall be applied to Purchaser’s outstanding invoices to such account debtors in chronological order beginning with the oldest of Purchaser’s invoices, and thereafter, when Purchaser’s account with such account debtor is current, then on behalf of Seller, except to the extent such debtor indicates that such monies should be applied to amounts owed prior to the Closing Date, in which case such monies shall be applied to Seller.
(iv)    All accounts payable owing as of the Cut-off Time for merchandise, foodstuffs, supplies and other materials and services delivered or rendered to the Hotel prior to the Cut-off Time shall be paid for by Seller at the Closing. A list of such items as of the Cut-off Time shall be prepared and delivered to Purchaser at least five (5) Business Days prior to the Closing Date. If the amount of accounts payable as of the Cut-

off Time cannot be reasonably determined by Seller or the applicable merchants and/or vendors, Seller shall pay such charges upon final determination.
(v)    Seller shall prepare, as of the Cut-Off Time, an accurate inventory of all Consumables and Operating Supplies, to the extent usable and in unopened parcels and packages, all of which shall be maintained at normal and customary levels prior to Closing (the “Closing Inventory”).  At the Closing, Seller shall receive a credit in the amount of the fair market value (but in no event more than was actually paid by Seller therefor) of the Consumables and Operating Supplies to the extent properly included in the Closing Inventory; provided, however, that Seller shall not receive any credit if any of the foregoing items are spoiled, out of date or otherwise no longer usable in the ordinary operation of the Hotel, and provided, further, that in respect of food and beverages such credit shall only apply to the extent the same has at least one-half of its normal expected shelf life remaining on the Closing Date.
(vi)    Any Hotel operating revenues not otherwise provided for in this Section 5.4.1(j) shall be prorated between Purchaser and Seller as of the Closing Date.
(k)Purchaser shall receive a proration credit equal to the aggregate amount of advance deposits that shall have been received by Seller prior to the Cut-Off Time on account of pending reservations for use or occupancy of the Property after the Cut-Off Time, together with fifty percent (50%) of the face amount of all vouchers or gift certificates that may be used as full or partial payment for any service at the Hotel, including, room rentals, food and beverage service, and Purchaser shall assume after Closing, and indemnify and defend Seller from and against, any obligation of Seller to return or refund any such advance deposits and honor such vouchers or gift certificates after the Closing, and Seller shall indemnify and defend Purchaser from and against any obligation of Purchaser to return or refund any advance deposits and to honor any vouchers or gift certificates issued prior to Closing in respect of which Purchaser was not given a credit at Closing.
(l)Seller shall receive a credit in an amount equal to all House Bank Funds actually transferred to Purchaser at Closing.
(m)On the Closing Date, representatives of Seller and Purchaser shall make a written inventory of all baggage and similar items left in the care of the Hotel and all “lost and found” items (collectively, “Inventoried Baggage”). Seller covenants not to remove any Inventoried Baggage from the Hotel. Purchaser shall be responsible for, and shall indemnify, defend and hold harmless Seller against, any Claim with respect to any theft, loss or damage to any Inventoried Baggage after the Closing Date. Seller shall be responsible for, and shall indemnify, defend and hold harmless Purchaser against, any Claim with respect to any breach of Seller’s covenants in this paragraph and any theft, loss or damage to any Inventoried Baggage on or prior to the Closing Date, and any other baggage or similar items alleged to have been left in the care of the Hotel on or prior to the Closing Date that was not inventoried. On or before the Closing Date, Seller shall cause Manager to notify all guests who are then using safe deposit boxes at the Hotel advising them of the pending change in the ownership of the Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit boxes. All inventories by such guests shall be conducted by Manager under, to the extent practicable, the joint supervision of representatives of Seller and Purchaser. At Closing, all safe deposit boxes which are then in use but not yet inventoried by the depositor shall be opened in the presence of Manager and representatives of Seller and Purchaser, and the contents thereof shall be inventoried. A copy of the inventory shall be retained by Purchaser and Seller.  The contents so recorded shall thereafter remain in the hands of Purchaser and shall be the responsibility of Purchaser.  Seller covenants not to otherwise remove any such contents and shall indemnify and hold the Purchaser Exculpated Parties harmless from any Claims resulting from any breach of such covenant, which indemnity shall survive Closing.  Following the inventory of each safe deposit box, Purchaser shall indemnify, defend and hold harmless Seller against any liability, damage, loss, cost or expense incurred by Seller with respect to any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is inventoried. Seller shall be responsible for, and shall indemnify, defend and hold harmless Purchaser against, any liability, damage, loss, cost or expense incurred by Purchaser with respect to any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is inventoried.
(n)Such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the State of Louisiana, subject to Section 7.2.3(a) hereof.
5.4.2If any of the items described in Section 5.4.1 hereof cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date (with the initial reapportionment occurring no event more than 60 days after the Closing Date) or the date such error is discovered, as applicable; provided that neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one hundred eightieth (180th) day after the Closing Date. If the Closing shall occur before a real estate or personal property tax rate or assessment is fixed for the tax year in which the Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the tax rate or assessment for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate or assessment is fixed, the apportionment of taxes or assessments shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed, which obligations shall survive the Closing.
5.4.3Items to be prorated at the Closing shall include a credit to Seller for costs and expenses incurred by Seller in connection with any new Leases or modifications to any existing Leases entered into after the date hereof in accordance with the terms and conditions set forth in Section 7.2.3(a) of this Agreement.
5.4.4The provisions of this Section 5.4 shall survive the Closing.
5.5Management Agreement. Purchaser acknowledges that (a) Seller owns the Hotel subject to the terms of that certain Management Agreement effective as of September 26, 2013 (the “Management Agreement”) between Seller and NVHG Q&C Hotel Operator, LLC, a Delaware limited liability company (the “Manager”), and (b) the Management Agreement will be terminated as of the Closing Date at Seller’s sole cost (including without limitation all costs, fees, charges or liquidated damages for the termination of the same).
5.6Historic Tax Credits. Purchaser (i) acknowledges having been advised by Seller that Seller is in the process of obtaining state historic tax credits relating to renovations done to the Property by Seller prior to the Effective Date (the “Tax Credits”) and plans to sell such credits prior to the Closing, and (ii) agrees that Purchaser shall have no claim or interest with respect to such Tax Credits. Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to extend beyond December 30, 2015 if Seller shall not have received such tax credits or shall not have consummated the sale of such Tax Credits prior to the Closing, provided that Seller shall notify Purchaser of such adjournment, in writing, on or prior to the expiration of the Due Diligence Period,.
6.Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or condemnation or any of the improvements on the Property are damaged or destroyed by fire or other casualty, Seller shall promptly notify Purchaser of such fact and Seller shall have no obligation to restore, repair or replace any portion of the Property or any such damage or destruction. Seller shall, at the Closing, assign to Purchaser all of Seller’s interest in all awards or other proceeds for such taking by eminent domain or condemnation and the proceeds of any insurance collected by Seller for such damage or destruction (unless Seller shall have repaired such damage or destruction prior to the Closing and except to the extent any such awards, proceeds or insurance are attributable to lost rents or similar items applicable to any period prior to the Closing), less the amount of all costs reasonably incurred by Seller in connection with the repair of such damage or destruction or collection costs of Seller respecting any awards or other proceeds for such taking by eminent domain or condemnation. In connection with any assignment of awards, proceeds or insurance hereunder, Seller shall credit Purchaser with an amount equal to the applicable deductible amount under Seller’s insurance (but not more than the amount by which the cost, as of the Closing Date, to repair the damage is greater than the amount of insurance proceeds assigned to Purchaser); provided, however, if the amount of the damage (as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser) or the amount of condemnation award shall exceed the sum of Two Million Dollars ($2,000,000), Purchaser shall have the right to terminate this

Agreement by notice to Seller given within ten (10) days after notification to Purchaser of the estimated amount of damages or the determination of the amount of any condemnation award (and if necessary, the Closing Date shall be extended to give Purchaser the full ten (10) day period to make such election and for Seller to obtain insurance settlement agreements with Seller’s insurers), whereupon the Deposit, to the extent deposited with Escrowee, shall be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party shall have any further obligations in connection herewith except under those provisions that expressly survive the termination of this Agreement). The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a condemnation or eminent domain proceeding.
7.Representations, Warranties and Covenants.
7.1Representations, Warranties and Covenants of Seller.
7.1.1Representations and Warranties of Seller. Subject to the provisions of this Section 7.1.1, Seller hereby represents to Purchaser as follows:
(a)Leases. There are no leases, licenses or other occupancy agreements to which Seller is a party or is bound or otherwise affecting any portion of the Property, other than that certain Sign Location Lease dated December 7, 2007 by Queen & Crescent Hotel (as predecessor-in-interest to Seller), as lessor, and CBS Outdoor Inc., as lessee, as modified by that certain Addendum Lease Extension and Modification Agreement dated as of October 11, 2010 (collectively, the “Leases”); provided, however, that Leases shall not include subleases or Bookings. To Seller’s knowledge, there are no subleases affecting any portion of the Property. The Leases are in full force and effect and have not been amended, and there is no current default or delinquency in the rents payable thereunder. True, complete and correct copies of all Leases have been made available to Purchaser in the Data Room.
(b)Litigation. There is no material pending or, to Seller’s knowledge, threatened litigation or condemnation action against or affecting the Property or against Seller with respect to the Property (excluding routine litigations arising from the ordinary course of operations of the Hotel which are covered by insurance).
(c)No Insolvency. Seller is not a debtor in any state or federal insolvency, bankruptcy, receivership proceeding and has not (i) made a general assignment for the benefit of creditors, (ii) suffered the appointment of a receiver to take possession of any of the Property or all, or substantially all, of Seller’s other assets, (iii) suffered the attachment or other judicial seizure of any of the Property or all, or substantially all, of Seller’s other assets, (iv) admitted in writing its inability to pay its debts as they come due, or (v) made an offer of settlement, extension or composition to its creditors generally.

(d)Non-Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended (the “Code”).
(e)Contracts. There are no service, supply, maintenance, equipment leasing or other agreements or contracts relating to the Property (“Contracts”), other than the Contracts described on Schedule 7.1.1(e) attached hereto and made a part hereof. True, complete and correct copies of all such Contracts have been made available to Purchaser in the Data Room. Seller has not received notice of any material default under any Contracts to which Seller or Manager is a party or is bound.
(f)Due Authority. Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Seller pursuant to this Agreement. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms hereof and thereof.
(g)Organization and Good Standing. Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business where the Property is located.
(h)Non-Contravention. Seller does not require any consents or approvals from any third party, other than consents or approvals that have been obtained or will be obtained at or before the Closing, with respect to the execution and delivery of this Agreement or with respect to the performance by Seller of its obligations hereunder. Seller’s execution and delivery of this Agreement and the documents and instruments to be executed and delivered by Seller at Closing, and the performance by Seller of its duties and obligations under this Agreement and such other documents and instruments in accordance with its and their terms, are consistent in all material respects with, and do not violate the organizational documents in any material respects of, Seller or any contract or other instrument to which Seller is a party or the Property is bound, or any judicial order or judgment or other governmental decree to which Seller is a party or Seller or the Property is bound.
(i)Authorization. All necessary and appropriate limited liability company or other actions have been taken authorizing and approving the execution and delivery by Seller of this Agreement, the execution and delivery by Seller of the documents and instruments to be executed by Seller at Closing, and the performance by Seller of its obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the Closing as contemplated herein.
(j)Personal Property. The material Personal Property is owned by Seller and has not been assigned, pledged or conveyed to any other party or otherwise encumbered (other than (i) as security for any financing which shall be, with respect to the Property, released at Closing and (ii) to Purchaser at Closing pursuant to the terms of this Agreement).

(k)Employees. There are no employees of the Hotel other than Hotel Employees and there are no (and never have been during Seller’s period of ownership of the Property) collective bargaining agreements or other contracts with labor unions or labor organizations that cover Hotel Employees or otherwise concerning the Property. All Hotel Employees are employees of Manager or an affiliate of Manager. To Seller’s knowledge, Seller and Manager are in compliance with all Employment Laws (as hereinafter defined) with respect to the operation of the Hotel.
(l)Franchise Agreement. There is no existing franchise agreement for the Hotel.
(m)No Options. Seller has not entered into any presently effective agreement to sell the Property or any portion thereof or interest therein, or entered into any option agreement for the sale of the Property or any portion thereof or interest therein or right of first refusal with respect thereto. No Person has any option or other right to purchase the Property or any part thereof.
(n)Management Agreement. Other than the Management Agreement, Seller is not a party to any management agreement with respect to the Hotel.
(o)Environmental Laws. Seller has not received any written notice of any violation of environmental law which has not been cured.
(p)Assessments. Except as set forth in the title commitment, Seller has not received written notice of any pending special assessments affecting the Property or any portion thereof.
(q)Compliance with Laws. Seller has not received any written notice from any Governmental Authority that all or any portion of the Property are in material violation of any applicable building codes, zoning law or land use law, or any other applicable local, state or federal Law relating to the Property.
(r)Tax Certiorari. Set forth on Schedule 7.1.1(r) is a true, correct and complete list of all pending tax certiorari proceedings filed by Seller with respect to the Property as of the date of this Agreement.
(s)Licenses. True and complete copies of all Licenses that are material to the ownership, occupancy, operation, maintenance and/or repair of the Property have been made available to Purchaser in the Data Room. Seller has not received written notice that any of such Licenses has been violated or is not in full force and effect.
(t)Government Lists. Neither Seller, nor any person controlling or controlled by Seller is in violation of any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)). Seller is not a person or an entity described by Section 1 of the Executive Order (No. 13,224) Blocking Premises and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001) (the “Executive Order”) and does not engage in any dealings or transactions and is not otherwise associated with any such persons or entities. Seller is not acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. “Government List” means any of (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (b) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate and Purchaser nonetheless closes the transactions hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties (and any cause of action resulting therefrom shall terminate upon the Closing) solely in the event that, as determined by a court of competent jurisdiction in a final, non-appealable judgment, Purchaser shall, on or prior to Closing, have had actual knowledge of the false or inaccurate representations or warranties and (ii) if any of the representations or warranties of Seller contained in this Agreement or in any document or instrument delivered in connection herewith are false or inaccurate and prior to the expiration of the Due Diligence Period Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties, then thereafter Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties (and Purchaser shall have no cause of action or right to terminate this Agreement (except as set forth in Section 4.2.2) with respect thereto), and such representations and warranties shall be deemed modified to the extent necessary to eliminate all false and inaccurate information and to make such representations and warranties true and accurate in all respects.
References to the “knowledge”, “best knowledge” and/or “actual knowledge” of Seller or words of similar import shall refer only to the current actual (as opposed to implied or constructive) knowledge of Matthew Trevenen and David Zeuske (the “Knowledge Parties”) and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon the Knowledge Parties any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains (provided, however, that Seller represents to Purchaser that the Knowledge Parties are the representatives of Seller who are most knowledgeable concerning the Property and the day-to-day operations thereof and have actual knowledge with respect to the subject matter of the representations and warranties made by Seller herein). Notwithstanding anything to the contrary contained in this Agreement, the Knowledge Parties shall have no personal liability hereunder. The provisions of this Section 7.1.1 (including, without limitation, Seller’s liability for a breach of any representation or warranty) shall survive the Closing for a period of nine (9) months, and, notwithstanding anything to the contrary contained herein, during such period Purchaser shall be entitled to initiate legal proceedings to enforce Purchaser’s rights hereunder in connection with a breach or default by Seller of any representation contained in Section 7.1 above.
Notwithstanding anything to the contrary set forth in this Agreement, (1) Seller’s aggregate liability for breach or default of any representation contained in this Agreement or in any document executed by Seller pursuant to this Agreement or in any other instruments delivered at Closing shall not exceed the aggregate amount of One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000) (the “Maximum Liability Amount”), (2) Purchaser shall only be entitled to make such a claim if Purchaser is reasonably and in good faith asserting that the breach or default that is the basis for such a claim directly resulted in actual damages suffered by Purchaser or that Purchaser reasonably anticipates that it will suffer actual damages, or a diminution in the value of the Property as currently operated as a hotel, which, when added with all other claims in the aggregate, is in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate (the “Threshold Amount”), (3) in no event shall Seller be liable for any consequential or punitive damages with respect to any liability of Seller to Purchaser under this Agreement, and (4) any liability of Seller to Purchaser under this Agreement shall be net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by Purchaser from any insurance company (or other third party in settlement of a claim relating thereto).
7.1.2At the Closing, a portion of the Purchase Price in an amount equal to the Maximum Liability Amount shall be held back in escrow with the Title Company (such amount, together with any and all interest earned thereon, shall be referred to herein as the “Escrow Funds”).  The Escrow Funds shall be security for any claims made by Purchaser pursuant to and subject to this Section 7.1 and Section 7.2.1.  The Escrow Funds shall be held and disbursed by Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit L (the “Escrow Holdback Agreement”).  Seller, Purchaser and Title Company shall execute and deliver the Escrow Holdback Agreement at Closing.
7.1.3GENERAL DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT or in any other instruments delivered at Closing, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS” ,”WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY,

THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT, DURING THE DUE DILIGENCE PERIOD, PURCHASER WILL EXAMINE, REVIEW AND INSPECT ALL MATTERS WHICH IN PURCHASER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER’S PURPOSES. EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT or in any other instruments delivered at Closing: (A) PURCHASER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY, AND (B) WITHOUT LIMITING THE FOREGOING, PURCHASER WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK DAMAGES FROM SELLER IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT. THE PROVISIONS OF THIS SECTION 7.1.3 SHALL SURVIVE THE CLOSING.
7.1.4State Specific Disclaimer. Except for any representations and warranties expressly given by Seller herein or in any other instruments delivered at Closing, Purchaser waives all warranties and representations imposed on Seller as a matter of law as to the physical condition of the Property, including without limitation, the following: (i) the warranty of fitness for an intended purpose or guarantee against hidden or latent redhibitory vices under Louisiana law, including Louisiana Civil Code Articles 2520 through 2548; (ii) the warranty imposed by Louisiana Civil Code Article 2475 with regard to the absence of hidden defects and fitness for intended use; (iii) all rights in redhibition pursuant to Louisiana Civil Code Article 2520 et seq.; and (iv) the warranty of fitness for ordinary use under Louisiana Civil Code Article 2524. Purchaser releases Seller from any liability for redhibitory or latent defects or vices affecting the Property. Except for the non-waivable warranty against an eviction occasioned by the acts of Seller (as required by Louisiana Civil Code Article 2503), the Property shall be sold without any warranty of title and without recourse against Seller for an eviction of Purchaser from the Property (whether for the return or reduction of the Purchase Price). Without limiting the generality of the foregoing, the sale of the Property shall be subject to all waivers set forth in the Deed
7.2Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:
7.2.1Seller shall (and shall cause Manager to) operate and maintain the Hotel in substantially the same manner as prior hereto pursuant to Seller’s normal course of business (such as maintenance obligations, continuing to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Hotel in generally the same manner as Seller did before the execution of this Agreement, but not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller. Notwithstanding the foregoing, Seller shall use commercially reasonable efforts, at Seller’s sole cost, from and after the date of this Agreement until the Closing, to cause to be completed all work contemplated in the contracts listed on Schedule 7.2.1 hereto (collectively, the “Replacement Contracts”). In the event that such work is not completed on or prior to the Closing, Seller shall assign the Replacement Contracts to Purchaser, and Purchaser shall receive a proration credit equal to the aggregate amount thereafter payable under the Replacement Contracts. In the event that (x) the amounts payable after Closing to the counterparty under any Replacement Contract assigned to Purchaser at Closing shall exceed the proration credit given to Purchaser in respect thereof (a “cost overrun”) and such cost overruns do not arise from Purchaser’s failure to administer the Replacement Contracts in a commercially reasonable manner or from any change in scope implemented by Purchaser under such Replacement Contracts or (y) the counterparty under any Replacement Contracts shall default thereunder, then Seller shall reimburse Purchaser for such cost overruns or for the reasonable cost of enforcing the Replacement Contracts in connection with any such default by a counterparty, as applicable, and Purchaser shall have the right to receive such reimbursement on demand directly from the Escrow Funds in accordance with the terms of the Escrow Holdback Agreement on account of Seller’s reimbursement obligation. Purchaser’s right to make such a claim shall survive the Closing.
7.2.2After the expiration of the Due Diligence Period, Seller shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder) any Contract or enter into any additional Contracts without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided, however, Purchaser’s consent shall not be required if such contract is cancelable as of the Closing Date by Seller or Purchaser without the payment of any termination fee or other amount (unless paid by Seller). Seller shall provide Purchaser with notice and true and complete copies of any additional Contracts that Seller enters into as permitted hereunder on or after the Effective Date, within two (2) Business Days after the execution thereof.

7.2.3Seller shall have the right to continue to offer the Property for guest occupancy in the same manner as prior hereto pursuant to its normal course of business and, upon request, shall keep Purchaser reasonably informed as to the Property’s occupancy levels prior to the Closing Date. Seller shall not during the term of this Agreement enter into any new leases or, unless required by the term of existing Leases, amendments, extensions, renewals, terminations or modifications of existing Leases without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion.
7.2.4Seller shall keep in force and effect with respect to the Property the insurance policies currently carried by Seller or policies providing similar coverage through the Closing Date.
7.2.5Except for the provision of hotel rooms and facilities in the ordinary course, Seller shall not offer all or any portion of the Premises (or any direct equity interest in a single purpose entity formed solely for the purposes of owning a direct or indirect interest in the Premises) for sale to any person or entity other than Purchaser or its affiliates, nor will Seller enter into any letters of intent, “back-up” contracts or other negotiations with any other person or entity for the disposition of all or any portion of the Premises (or any direct equity interest in a single purpose entity formed solely for the purposes of owning a direct or indirect interest in the Premises).
7.2.6Seller shall not intentionally encumber the Property or enter into any agreements (other than a Lease entered into in accordance with this Agreement) which create new exceptions to marketable title that are not Permitted Exceptions.
7.2.7Seller shall use commercially reasonable efforts to maintain the building systems, including HVAC, electrical, sprinkler and water, at the Property in the same manner in which Seller and Manager have operated and maintained the Hotel during the twelve (12) month period immediately prior to the Effective Date, except that Seller shall not be required to make any capital improvement or replacement to the Premises.
7.2.8Seller shall promptly (i) deliver to Purchaser copies of any written notice which, to Seller’s knowledge, was received by Seller from any Governmental Authority concerning (y) any violations (and, if available, copies of such violations) of any law applicable to the Property or (z) special assessments affecting the Property or any portion thereof, in each case, that are reasonably likely to materially and adversely the Property after Closing and (ii) notify Purchaser of any judgments or litigations that are commenced after the date of this Agreement that are reasonably likely to materially and adversely the Property after Closing and, with respect to which, to Seller’s knowledge, Seller has received written notice thereof.
7.2.9Seller shall not apply for or consent to any zoning change, variance, subdivision, lot line adjustment or similar change with respect to the Property, in each case, without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion.
7.2.10Seller shall not make any reservations and agreements prior to Closing for rooms at the Hotel to be utilized on or after the Closing, or for catering services or other hotel services to be provided on or after the Closing at or by the Hotel (the “Advance Bookings”) with a contract duration that exceeds six (6) months and/or that has revenues that, when taken together with any other Advance Booking with the same party, exceed Fifty Thousand Dollars ($50,000) (“Material Advance Bookings”) without Purchaser’s reasonable written consent, which consent shall be given or denied within twelve (12) hours after receipt of a request from Seller for approval of such Material Advance Booking (and Seller acknowledges that any request made pursuant to this Section 7.2.10 shall be made via electronic mail and facsimile to Glenn Pedersen and Charles Omage in accordance with Section 12.8 hereof). Purchaser’s approval shall be deemed given if Purchaser does not respond to Seller in writing (which may be delivered via electronic mail) within such twelve (12) hour period.
7.2.11Seller shall deliver to Purchaser and/or upload to the Data Room (with email confirmation to each Purchaser notice party in accordance with Section 12.8), within two (2) Business Days prior to the expiration of the Due Diligence Period, a list of any new Contracts and Leases entered into by Seller after the date of this Agreement, together with true, complete and correct copies of such new Contracts and Leases.
7.2.12If Seller receives any written notice of any condemnation proceedings affecting the Property, Seller shall promptly deliver a copy of such written notice to Purchaser.
7.2.13From and after the date Seller receives a notice from Purchaser pursuant to Section 4.2.3 below, not cancel or modify any existing Contracts not elected to be terminated pursuant to such notice without Purchaser’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.
7.2.14If requested by Purchaser, Seller shall use commercially reasonable efforts to obtain from the tenants under the Leases executed (x) estoppel certificates and (y) subordination, non-disturbance and attornment agreements in favor of Purchaser’s lender.
7.3Representations, Warranties and Covenants of Purchaser. Purchaser hereby represents and warrants to Seller that this Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by Purchaser are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Purchaser. Purchaser is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to do all things required of it under this Agreement. As of the date hereof, Purchaser is wholly owned, directly or indirectly through one or more wholly owned subsidiaries, by one or more of Encore Hospitality, LLC (“Encore”) and KBS Capital Advisors, LLC (“KBS”). Neither Purchaser, nor any person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)). Purchaser is not a person or an entity described by Section 1 of the Executive Order and does not engage in any dealings or transactions and is not otherwise associated with any such persons or entities. Purchaser is not acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of ERISA. The representations and warranties of Purchaser shall survive the Closing.
7.4Notice and Cure. If, prior to the Closing, Purchaser alleges that Seller was in breach of one or more of Seller’s representations or warranties set forth in this Agreement, either when initially made or when re-made (or to be re-made) at Closing (individually or collectively, as applicable, a “Breach”) Purchaser may assert its claim therefor (a “Claim”) by delivering to Seller a notice (a “Warranty Claim”), which Warranty Claim shall set forth (1) a description in reasonable detail of the claimed Breach accompanied by reasonable back-up documentation supporting the Claim, to the extent available to Purchaser, (2) the section and subsection of this Agreement under which the Claim is asserted, and (3) Purchaser’s reasonable calculation of the actual damages suffered by Purchaser or that Purchaser reasonably anticipates that it will suffer or the diminution in the value of the Property directly resulting from such Breach (the “Claimed Damage”). The rights and remedies of Purchaser and Seller in respect of any Claim asserted prior to the Closing shall, without limiting the foregoing, be as provided below:
7.4.1Subject to the terms of this Agreement, if, prior to the Closing, a Breach occurs or exists of which Purchaser has obtained knowledge, and which, when aggregated with all other claimed Breaches, does not have a material adverse effect, and Purchaser has delivered a Warranty Claim to Seller with respect to such Breach prior to the Closing, then Purchaser must proceed to the Closing with no remedy; except that any damages suffered by Purchaser on account of such Breach (or Breaches) shall be credited against the Purchase Price. If, prior to the Closing, a Breach occurs or exists of which Purchaser has obtained actual knowledge, and either (x) Seller has no knowledge of such Breach as of the Closing Date or (y) Seller has disclosed such Breach in writing to Purchaser prior to the Closing (including, without limitation, pursuant to Seller’s certificate updating its representations and warranties as of Closing pursuant to Section 5.1(r) hereof), and Purchaser fails to deliver a Warranty Claim to Seller prior to the later of (i) Closing and (ii)

five (5) Business Days after Seller provides notice of such Breach (or Breaches), then Purchaser shall be deemed to have waived such Breach and shall not be entitled to make any Claim with respect thereto. If, prior to the Closing, Purchaser shall deliver a Warranty Claim to Seller asserting a Claim that would have a material adverse effect (a “Material Claim”, and such Warranty Claim a “Material Warranty Claim”), Seller shall notify Purchaser in writing within five (5) Business Days of receipt of the Material Warranty Claim as to whether Seller intends to cure the Material Claim (“Seller’s Cure Notice”) by crediting the Purchase Price in the amount of the Claimed Damage (the “Material Claim Credit”), in which case the parties shall consummate the Closing and Purchaser shall receive the Material Claim Credit. If Seller fails to deliver Seller’s Cure Notice within five (5) Business Days as aforesaid, then such failure to deliver Seller’s Cure Notice shall be deemed an election by Seller not to cure the Material Claim. If Seller elects (or is deemed to elect) not to cure the Material Claim, then Purchaser shall notify Seller in writing within five (5) Business Days of such election that it elects, as its sole and exclusive remedy, to either (x) proceed to close title to the Property with no adjustment of the Purchase Price or (y) terminate this Agreement and receive a prompt reimbursement from Seller of Purchaser’s Reimburseable Costs, and a full refund of the Deposit (together with the accrued interest, if any). Notwithstanding anything in this Section 7.4 to the contrary, Seller shall have no right to cure a Material Claim where the amount of Claimed Damages exceeds $1,000,000, subject to Section 7.4.2.
7.4.2If, prior to the Closing, Purchaser delivers a Material Warranty Claim and such Material Claim is readily quantifiable at a fixed dollar amount and Seller maintains that either (1) no Breach has occurred or exists, (2) the asserted Breach is not a Material Claim and/or (3) the amount of the Claimed Damage exceeds the loss, cost and expense to Purchaser directly resulting from such Breach (each, a “Dispute”), then Seller may Dispute such Material Warranty Claim by delivering written notice to Purchaser in the manner herein provided (a “Seller Notice of Dispute”). A Seller Notice of Dispute shall be given within five (5) Business Days following Purchaser’s delivery of its second notice to Seller as provided in Section 7.4.1 above. If Seller fails to timely deliver a Seller Notice of Dispute, then such failure to deliver Seller’s Notice of Dispute shall be deemed an election by Seller not to cure the Material Claim. If Seller timely delivers a Seller Notice of Dispute, then Seller shall deposit with Escrowee at the Closing an amount equal to the Material Claim Credit (the “Claim Funds”), to be held in escrow pending a resolution of the Dispute in accordance with the terms set forth in an escrow agreement to be entered into by the parties at the Closing, which agreement shall be in substantially the form attached hereto as Exhibit L, until the earlier to occur of (1) Escrowee’s receipt of joint instructions from Purchaser and Seller, in which event Escrowee shall deliver the Claim Funds in accordance with such instructions or (2) a resolution of the Dispute by a court of competent jurisdiction by order that is not subject to appeal pursuant to the terms of such escrow agreement, in which event Escrowee shall deliver the Claim Funds in accordance with the terms of said judgment. Provided Seller has deposited the Claim Funds with Escrowee pending resolution of the Dispute as hereinabove provided (and such Claim Funds do not exceed $1,000,000), Purchaser shall be required to close the transactions contemplated by this Agreement without adjustment of the Purchase Price on account of the Breach in Dispute.

7.4.3Nothing in this Section 7.4 shall be construed to limit Purchaser’s rights to reimbursement in connection with a Breach as provided in Section 9.1.
8.Indemnification and Release.
8.1Due Diligence Indemnification by Purchaser. Purchaser shall hold harmless, indemnify and defend Seller and the Seller Related Parties from and against: (a) any and all loss, damage or third party claims in any way arising from Purchaser’s inspections or examinations of the Property prior to the Closing Date, including, without limitation, any Investigations made by Purchaser, and (b) all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Seller as a result of the foregoing; provided, however, that the foregoing indemnification obligation shall not include liability arising from any Seller Related Parties’ willful misconduct or gross negligence.
8.2RELEASE. EFFECTIVE AS OF THE CLOSING, PURCHASER SHALL BE DEEMED TO HAVE RELEASED SELLER AND ALL SELLER RELATED PARTIES FROM ALL CLAIMS WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON PURCHASER’S BEHALF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER (EACH, A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO SELLER (EXCEPT AS OTHERWISE PROVIDED HEREIN) OR ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION
8.3Survival. The provisions of this Section 8 shall survive the Closing or earlier termination of this Agreement.
9.Remedies For Default and Disposition of the Initial Deposit and the Additional Deposit.
9.1SELLER DEFAULTS. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF SELLER’S DEFAULT UNDER THIS AGREEMENT PRIOR TO OR AT THE CLOSING, THEN

PURCHASER SHALL HAVE, AS ITS EXCLUSIVE REMEDIES (ALL OTHER RIGHTS AND/OR REMEDIES, WHETHER AVAILABLE AT LAW OR IN EQUITY, BEING IRREVOCABLY WAIVED) THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT (IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO PURCHASER, AND NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT), PURCHASER HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SELLER’S BREACH, EXCEPT THAT PURCHASER SHALL BE ENTITLED TO REIMBURSEMENT FROM SELLER WITHIN THIRTY (30) DAYS AFTER GIVING NOTICE OF SUCH TERMINATION OF ANY DOCUMENTED, OUT-OF-POCKET COSTS INCURRED BY PURCHASER IN CONNECTION WITH THIS AGREEMENT (INCLUDING LEGAL AND DUE DILIGENCE COSTS), NOT TO EXCEED FIVE HUNDRED THOUSAND DOLLARS ($500,000) (“PURCHASER’S REIMBURSIBLE COSTS”), OR (B) SPECIFICALLY ENFORCE SELLER’S OBLIGATION TO TRANSFER THE PROPERTY; PROVIDED THAT ANY ACTION BY PURCHASER FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN FORTY FIVE (45) DAYS OF SELLER’S DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER BY PURCHASER OF SUCH RIGHT AND REMEDY. IF PURCHASER SHALL NOT HAVE FILED AN ACTION FOR SPECIFIC PERFORMANCE WITHIN THE AFOREMENTIONED TIME PERIOD, PURCHASER’S SOLE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH CLAUSE (A) ABOVE; PROVIDED, HOWEVER, NOTHING IN THIS SECTION 9.1 OR SECTION 7.1 SHALL BE CONSTRUED TO LIMIT PURCHASER’S RIGHTS TO RECOVER DAMAGES UNDER ANY INDEMNITIES OR FOR THE BREACH OF ANY POST-CLOSING COVENANTS GIVEN BY SELLER TO PURCHASER UNDER THIS AGREEMENT.
9.2PURCHASER DEFAULTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN SECTION 9.1, IN THE EVENT THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHALL NOT CLOSE ON ACCOUNT OF PURCHASER’S DEFAULT, THEN THIS AGREEMENT SHALL TERMINATE AND THE RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT SELLER’S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY PURCHASER TO SELLER UNDER THIS AGREEMENT. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE

EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY PURCHASER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER’S BREACH OR DEFAULT.
9.3Disposition of Deposit. In the event the transaction contemplated by this Agreement shall close, the Initial Deposit and the Additional Deposit shall be applied as a partial payment of the Purchase Price.
10.Escrow Provisions.
10.1Escrow. Escrowee shall hold the Deposit in escrow and not in trust in a special interest bearing account. Escrowee shall pay the Deposit to Seller at the Closing or otherwise in accordance with this Agreement. If, prior to the Closing, either party makes a demand upon Escrowee for delivery of the Deposit, Escrowee shall give notice to the other party of such demand. If a notice of objection to the proposed payment is not received from the other party within five (5) Business Days after the giving of notice by Escrowee, Escrowee is hereby authorized to deliver the Deposit to the party who made the demand. If Escrowee receives a notice of objection within said period, then Escrowee shall continue to hold the Deposit and thereafter pay it to the party entitled when Escrowee receives (a) a notice from the objecting party withdrawing the objection, or (b) a notice signed by both parties directing disposition of the Deposit, or (c) a judgment or order of a court of competent jurisdiction. Escrowee has advised Buyer and Seller that Escrowee’s wire instructions are as set forth on Exhibit M.
10.2Terms. The parties further agree that:
(i)Escrowee shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to Escrowee without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document;
(ii)Escrowee shall not be bound in any way by any other contract or understanding between the parties hereto, whether or not Escrowee has knowledge thereof or consents thereto unless such consent is given in writing;
(iii)Escrowee’s sole duties and responsibilities shall be to hold and disburse the Deposit in accordance with this Agreement; provided, however, that Escrowee shall have no responsibility for the clearing or collection of the check representing the Deposit;
(iv)Escrowee shall not be liable for any action taken or omitted by Escrowee in good faith and believed by Escrowee to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by gross negligence of willful misconduct of Escrowee;
(v)Upon the disbursement of the Deposit in accordance with this Agreement, Escrowee shall be relieved and released from any liability under this Agreement;
(vi)Escrowee may resign at any time upon at least five (5) days prior written notice to the parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of Escrowee, Escrowee shall deliver the Deposit to such successor escrow agent. From and after such resignation and the delivery of the Deposit to such successor escrow agent, Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason the parties hereto shall not approve a successor escrow agent within such period, Escrowee may bring any appropriate action or proceeding for leave to deposit the Deposit with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement;
(vii)Seller and Purchaser hereby agree to, jointly and severally, indemnify, defend and hold harmless Escrowee from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, Escrowee (including reasonable attorneys’ fees and disbursements) by reason of Escrowee’s acting or failing to act in connection with any of the matters contemplated by this Agreement or in carrying out the terms of this Agreement, except as a result of Escrowee’s gross negligence or willful misconduct;
(viii)In the event that a dispute shall arise in connection with this Agreement, or as to the rights of any of the parties in and to, or the disposition of, the Deposit, Escrowee shall have the right to (w) hold and retain all or any part of the Deposit until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (x) deposit the Deposit in an appropriate court of law, following which Escrowee shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (y) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (z) interplead any of the parties in any action or proceeding which may be brought to determine the rights of the parties to all or any part of the Deposit;
(ix)Escrowee shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained; and
(x)The parties hereto represent that prior to the negotiation and execution of this Agreement they were advised that Escrowee was representing Seller as its attorney in connection with this Agreement and the transaction referred to herein and the parties hereto covenant that they shall not object, on the grounds of conflict of interest or otherwise, to Escrowee continuing to act as Seller’s attorney in connection with this Agreement and the transaction contemplated herein, or to act as Seller’s attorney in connection with any dispute in connection herewith or any other matter, as well as act as Escrowee hereunder.
10.3Survival. The provisions of this Section 10 shall survive the Closing or a termination of this Agreement.
11.Employees.
For purposes of this Agreement, “Hotel Employees” means, collectively, all individuals employed at the Hotel by Manager as of the Closing Date, irrespective of whether such individuals are active, on leaves of absence or otherwise inactive but still employed at the Hotel.
Effective as of the Closing Date, Seller shall (or cause Manager to) terminate its employer/employee relationship with all Hotel Employees. Seller shall be responsible and shall cause the payment of, on or before the Closing Date, any liability to or respecting all Hotel Employees, having accrued through the Cut-off Time, including liability for payment of all Employees’ wages, bonuses, commissions, and other forms of compensation or benefits earned by and due and owing to Hotel Employees as of the Cut-off Time, together with F.I.C.A., unemployment and other taxes and benefits due from any employer of such Employees. Purchaser and Seller agree that they will prepare and file all of the tax returns and related documents, and take all relevant actions relating to payroll withholding and reporting with respect to the employees in accordance with the so-called “Alternative Procedure” of Revenue Procedure 2004-53, 2004-2 C.B. 320 (Aug. 18, 2004).  As of the Closing Date, Purchaser agrees that it will, or it will cause its manager to hire effective at and upon Closing, a sufficient number of Hotel Employees so that Seller, its Affiliates or Manager shall not be required to give any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions of the Federal Worker Adjustment and Retraining Notification Act. 29 U.S.C. 2101‑2109 (the “Federal WARN Act”), the National Labor Relations Act, Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Vocational Rehabilitation Act of 1973 and/or any other applicable federal, state or city employment statutes, laws, rules and regulations (collectively, “Employment Laws”).  Purchaser agrees to be responsible for and hereby indemnifies and agrees to hold Seller, Manager and their affiliates harmless from and against all Claims arising from violations by Purchaser of its obligations hereunder that create any liability under Employment Laws.
The parties hereto agree that Seller, its Affiliates, and Manager shall not be subject to any of the debts, obligations, and/or liabilities of Purchaser, or Purchaser’s designated hotel management company, or any agents or representatives thereof, in the process of the hiring any of the Hotel Employees, including without limitation, any claims arising out of or relating to whether, and upon which terms and conditions, any such Hotel

Employees are offered employment by Purchaser or such designated hotel management company or which may otherwise exist regarding the employment of employees at the Hotel by Purchaser or such designated hotel management company from and after the Closing.
From and after the Closing, except for Seller’s obligations under Section 11(b) above, Purchaser (i) shall be solely responsible for complying or causing compliance with all Employment Laws and regulations relating to Hotel Employees, including Purchaser’s covenants set forth in this Section 11, including without limitation compliance with any applicable provisions of the Federal WARN Act, and (ii) Purchaser acknowledges that the personnel employed to manage, operate, and work at the Hotel are the employees of the Manager, or an affiliate of Manager, and not of Seller.
During the period prior to Closing, the parties agree to reasonably cooperate and also to consult on a regular basis and coordinate their activities relating to employee matters so as to facilitate a smooth transition of Hotel operations and the continued proper performance by the Hotel Employees of their respective duties up to Closing. Seller shall promptly deliver to Purchaser copies of any written materials delivered or received by it or its Manager relating to Hotel Employees and Seller shall keep Purchaser updated with respect to the status of any discussions with respect thereto. During the period prior to Closing, except as may occur in the ordinary course of Seller’s business, Seller and it Manager shall not alter the terms and conditions of employment at the Hotel, increase or decrease the number of Hotel Employees or hire, lay off or discharge Hotel Employees without Purchaser’s prior consent, which shall not be delayed or denied unreasonably.
(g)    With respect to COBRA, Seller shall be responsible for the COBRA obligations, if any, of any employees of the Manager or former employees of the Manager, including Hotel Employees, who do not become employed by Purchaser ("Seller COBRA Obligations").  Purchaser shall be responsible for the COBRA obligations, if any, of Hotel Employees who become employed by Purchaser on or after the Closing Date. Seller shall indemnify, defend and hold Purchaser harmless from and against all loss, expense (including reasonable attorneys' fees and disbursements incurred to enforce this indemnity), damage and liability Purchaser incurs resulting from the Seller COBRA Obligations.
Purchaser’s and Seller’s obligations under this Section 11 shall survive Closing.
12.Miscellaneous.
12.1Brokers.
12.1.1Except as provided in Section 12.1.2 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated under this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Purchaser shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser. The indemnification obligations under this Section 12.1.1 shall survive the Closing or a termination of this Agreement.
12.1.2If and only if the sale contemplated hereunder closes, Seller has agreed to pay a brokerage commission to Hodges, Ward, Elliot (“Broker”) pursuant to a separate written agreement between Seller and Broker.
12.2Limitation of Liability.
12.1.1No shareholder or agent of Seller or Purchaser, nor any Seller Related Parties or Purchaser Related Parties, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller or Purchaser (and their respective successors and assigns and, without limitation, all other persons and entities), shall look solely to the other party’s assets (in the case of Seller, including the Deposit) for the payment of any claim or for any performance, and each of Seller and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.
12.1.2The provisions of this Section 12.2 shall survive the Closing or a termination of this Agreement.
12.3Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes any and all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.
12.4Business Days. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term “Business Day” shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of New York or in the State of Louisiana are not required or authorized to be closed for business.
12.5Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to wit, that ambiguities in this Agreement should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.
12.6Governing Law. This Agreement, other than Section 10 hereof, shall be construed and enforced in accordance with the laws of the State of Louisiana. Section 10 of this Agreement shall be construed and enforced in accordance with the laws of the State of New York.
12.7Successors and Assigns. Purchaser may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Seller, which consent may be given or withheld in the sole and absolute discretion of Seller; provided that, in the event of such an assignment or transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder (but Purchaser or any subsequent transferor shall not be released from obligations hereunder). A transfer of more than fifty percent (50%) of the direct or indirect equity interests in Purchaser shall be deemed an assignment of this Agreement. Notwithstanding and without limiting the foregoing, no consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties. Notwithstanding the foregoing, Purchaser shall have the right at the Closing, without Seller’s prior written consent but with prior written notice to Seller, to assign its rights and obligations under this Agreement to an affiliate of Purchaser controlled by Encore or KBS (a “Permitted Assignee”), provided that, in the event of such an assignment, (w) the Permitted Assignee shall assume in writing all of Purchaser’s obligations hereunder pursuant to an assignment and assumption agreement in form and content acceptable to Seller in the exercise of Seller’s reasonable judgment, (x) Seller shall receive an original of such assignment and assumption agreement signed by Purchaser and the Permitted Assignee, (y) Purchaser shall remain liable jointly and severally with Permitted Assignee for all obligations and indemnifications hereunder notwithstanding such assignment, and (z) such assignment shall not require the consent of any third party or delay the consummation of the transactions contemplated by this Agreement. The provisions of this Section 12.7 shall survive the Closing.
12.8Notices. All notices, requests or other communications which may be or are required to be given, served or sent by either party hereto to the other shall be deemed to have been properly given, if in writing and shall be deemed received (a) upon delivery, if delivered in person or by facsimile transmission, with receipt thereof confirmed by printed facsimile acknowledgment (with a confirmation copy delivered in person or by overnight delivery contemporaneously therewith), (b) one (1) Business Day after having been deposited for next day overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the United States Postal Office and sent by registered or certified mail, postage paid, return receipt requested, and in each case, addressed as follows:
To Seller:
AGRE NV Q&C PROPERTY OWNER LLC
36 Narrow Rocks Road
Westport, CT 06880
Attention: Matthew Trevenen
Email: mtrevenen@nvhg.com
With a Copy To:
AGRE NV Q&C PROPERTY OWNER LLC
c/o Apollo Global Real Estate Management, L.P.
9 West 57th Street
New York, New York 10019
Attention: Derek Sudan
Email: dsudan@apolloLP.com
and
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Peter E. Fisch and Manuel E. Lauredo
Facsimile No.: 212-492-0424 and 212-492-0804
Email: pfisch@paulweiss.com and mlauredo@paulweiss.com
To Purchaser:
KBS SOR II Q&C PROPERTY LLC
c/o Encore Hospitality, LLC
5005 LBJ Freeway, Suite 1250
Dallas, Texas 75244
Attention: Glenn Pedersen, President
Facsimile No.: (214) 259-7001
Email: gpedersen@encore.bz
With a copy to:
Encore Enterprises, Inc.
5005 LBJ Freeway, Suite 1250

Dallas, Texas 75244
Attention: Charles A. Omage, General Counsel
Facsimile No.: (214) 259-7001
Email: comage@encore.bz
With an additional copy to:
Cassin & Cassin LLP
711 Third Avenue, 20th Floor
New York, New York 10017
Attention: Bret R. Salzer, Esq.
Facsimile No.: (212) 557-2952
Email: bsalzer@cassinllp.com
To Escrowee:
First American Title Insurance Company
18500 Karman Avenue, Suite 600
Irvine, CA 92614
Attention: Jill Bertea, National Commercial Services
Email:    JBertea@firstam.com
12.9Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.
12.10Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction, and that such legal costs shall not be part of the closing costs.
12.11Counterparts. This Agreement may be executed in one or more counterparts by facsimile or electronic mail (e-mail) including, but not limited to, electronic attachments in ‘pdf’ or ‘tif’ formats, each of which shall be deemed an original, but all of which shall constitute one and the same document.
12.12Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto. Seller shall have the right to discontinue negotiations and withdraw any draft of this Agreement at any time prior to the full execution and delivery of this Agreement by each party hereto. Except as otherwise provided herein, Purchaser assumes the risk of all costs and expenses incurred by Purchaser in any negotiations or due diligence investigations undertaken by Purchaser with respect to the Property.
12.13No Implied Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.
12.14Discharge of Seller’s Obligations. Except as otherwise expressly provided in this Agreement, Purchaser’s acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller’s representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.
12.15No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default hereunder.
12.16Unenforceability. If all or any portion of any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein unless doing so would materially and adversely affect a party or the benefits that such party is entitled to receive under this Agreement.
12.17Waiver of Trial by Jury. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. The provisions of this Section shall survive the Closing.
12.18Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction. The provisions of this Section shall survive the Closing.
12.19Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code and any related reporting requirements of the Code, the parties hereto agree as follows:
(a)The Title Company (for purposes of this Section, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.
(b)Seller and Purchaser each hereby agree:
(i)to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and
(ii)to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.
(c)Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefore.
(d)The addresses for Seller and Purchaser are as set forth in Section 12.8 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.
The provisions of this Section shall survive the Closing.
12.20Louisiana Definitions. The term “lien” will also mean a privilege, mortgage, security interest, assignment, or other encumbrance. The term “real property” or “real estate” will mean “immovable property” as that term is used in the Louisiana Civil Code. The term “personal property” will mean “movable property” as that term is used in the Louisiana Civil Code. The terms “fee simple title” and “fee simple absolute estate” shall mean “full ownership interest” as that term is used in Louisiana law. The term “easement” will mean “servitude” as that term is used in the Louisiana Civil Code. The term “building” will also include “other constructions” as that term is used in the Louisiana Civil Code. The term “intangible” will mean “incorporeal” as that term is used in Louisiana law. The term “tangible” will mean “corporeal” as that term is used in Louisiana law. The term “condemnation” will include “expropriation” as that term is used in Louisiana law. The term “receiver” will include “keeper” as that term is used in Louisiana law. The term “county” will mean “parish” as that term is used in Louisiana.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
SELLER:

AGRE NV Q&C PROPERTY OWNER LLC, a
Delaware limited liability company

By:	/s/ Matt Trevenen
Name:	Matt Trevenen
Title:	Authorized Signatory

PURCHASER:

KBS SOR II Q&C PROPERTY LLC, a
Delaware limited liability company

By:	/s/ Glen Pedersen
Name:	Glen Pedersen
Title:	Authorized Signatory

JOINDER AS TO SECTION 10
ONLY

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Ryan Hahn
Name:	Ryan Hahn
Title:	Escrow Officer

EXHIBIT A
(Land)
All that certain lot, piece or parcel of land, together with the buildings and improvements thereon erected, situate in the City of New Orleans, Parish of Orleans, Louisiana and being described as the following:
PARCEL I
Two certain lots of ground, situated in the First District of the City of New Orleans, Orleans Parish, State of Louisiana, in Square No. 165, which is bounded by Camp, Magazine and Poydras Streets and Natchez Alley, designated as Lots Nos. “A” and “B” on a plan by J.A. Dutel, Jr. (J. Dutel, Jr.) on the 23rd day of February 1880, annexed to an act of J.A. Armstrong, late Notary, dated March 27, 1880. Which said lots adjoin each other and measure each, in American Measure, 26 feet front on Camp Street, by 85 feet 4 inches in depth, and are bounded in the rear by an alley opening into Natchez Street (or Natchez Alley) common to all the lots fronting thereon, which said property forms the corner of Camp Street and Natchez Alley.
According to a survey by F.C. Gandolfo, Jr., Surveyor, dated September 3, 1956, and the survey of Gilbert, Kelly & Couturie, Inc. dated December 20, 1993, this property is described as follows, to wit:
A certain piece or portion of ground, situated in the First Municipal District of the City of New Orleans, in Square 165, bounded by Camp, Natchez, Poydras and Magazine Streets. Said piece or portion of ground is composed of all of Lots A and B, forms the corner of Camp and Natchez Streets and measures 52 feet front on Camp Street, the same in width in the rear, by a depth between equal and parallel lines and front on Natchez Street of 85 feet 4 inches, no lines, and is bounded in the rear by an alley opening into Natchez Street common to all fronting thereon. Together with all of Dameron-Pierson Company, Limited’s right, title and interest in and to the 5 foot alley bounding the above-described property in the rear, as more fully shown on the aforesaid survey of F.C. Gandolfo, Jr., Surveyor, dated September 3, 1956.
PARCEL II
That Portion of ground situated in the First District of the City of New Orleans, Orleans Parish, State of Louisiana, in Square 167, bounded by Camp, Gravier and Natchez Streets and Bank Alley, fanning the corner of Camp Street, by 115 feet in depth between equal and parallel lines and front on Natchez Street, running to Bank Alley on which it has a front of 22 feet.
That portion of ground, situated in the First District of the City of New Orleans, Orleans Parish, State of Louisiana, in Square 167, bounded by Camp, Gravier, and Natchez Streets

Exh. A-1

and Bank Alley or Place, designated by the Nos. 20 and 21. Lot 20 measures 21 feet 7 inches front on Camp Street, by 70 feet in depth between equal and parallel lines. Lot 21 measures 21 feet 7 inches front on Bank Alley or Place, a depth of 42 feet 11 inches on the side line, being one lot from the corner of Natchez Street.
And for greater certainty, said lots are situated in the square and district as above set forth and measure together 112 feet 9 inches 6 lines (115 feet by title) front on Natchez Street, 43 feet, 7 inches (the same by title) front on Picayune Street (formerly Bank Street), by a depth on the sideline toward Gravier Street running from Camp Street to Picayune Street of 113 feet 1 inch 6 lines (112 feet 9 inches by title), and is composed of Lots 20, 21, and 22, all in accordance with survey of Murphy Engineering, Inc., dated January 16, 1973.
PARCELS I AND II ARE ALSO DESCRIBED AS FOLLOWS:
Lots A and B, Square 165, and Lots 20, 21 and 22, Square 167, in the First Municipal District of the City of New Orleans, Orleans Parish, State of Louisiana.
A certain piece or portion of ground, situated in the First Municipal District of the City of New Orleans, in Square 165, bounded by Camp, Natchez, Poydras and Magazine Streets. Said piece or portion of ground is composed of all of Lots A and B, forms the corner of Camp and Natchez Street and measures 52 feet front on Camp Street, the same in width in rear; by a depth between equal and parallel lines and front on Natchez Street of 85 feet 4 inches, no lines, and is bounded in the rear by an alley opening into Natchez common to all fronting thereon.
That portion of ground, situated in the First Municipal District of the City of New Orleans, in Square 167, bounded by Camp, Gravier, and Natchez Streets and Picayune Street (formerly Bank Street). Said piece or portion of ground is composed of Lots 20, 21, and 22, forms the corner of Camp and Natchez Streets, running to Picayune (formerly Bank Street), on which it has a front and forms the corner of Picayune and Natchez Streets. Said lots measure together 112 feet 9 inches 6 lines (115 feet by title) front on Natchez Street, 43 feet 7 inches (the same by title) front on Picayune Street (formerly Bank Street), by a depth on the sideline toward Gravier Street running from Camp Street to Picayune Street of 113 feet 1 inch 6 lines (112 feet 9 inches by title). All in accordance with the map and survey of BFM Corporation, R.P. Fontcuberta, Jr., Registered Professional Land Surveyor, dated June 12, 1998.
All as more fully shown on the plat of survey made by BFM Corporation, L.L.C., Drawing No. B-4036-2005, Proj. No. 4170, dated May 19, 2005.
PARCEL I IS FURTHER DESCRIBED AS FOLLOWS:
A CERTAIN PORTION OF GROUND, situated in the State of Louisiana, Parish of Orleans, First Municipal District, City of New Orleans, designated as LOTS A and B, Square

Exh. A-2

165, bounded by CAMP STREET, NATCHEZ STREET, POYDRAS STREET (SIDE), and MAGAZINE STREET (SIDE) and is more fully described as follows:
BEGIN at the intersection of the southerly right-of-way line of CAMP STREET and the westerly right-ofway line of NATCHEZ STREET;
THENCE, along the aforesaid westerly right-of-way line, in a southerly direction a distance of 85.4.0 feet to a point;
THENCE, turn an interior angle to the left of 89°56’47” in a westerly direction a distance of 52.0.0 feet to a point;
THENCE, turn an interior angle to the left of 90°03’13” in a northerly direction a distance of 85.4.0 feet to a point;
THENCE, turn an interior angle to the left of 89°56’47” in a easterly direction a distance of 52.0.0 feet to the POINT OF BEGINNING, said point forms an interior angle of 90°03’13”.
The above-described portion of ground contains 4,437.16 square feet or 0.102 acres, more or less. All in accordance with a plan of survey by John S. Teegarden, Registered Professional Land Surveyor, dated May 19, 2005, revised June 10, 2005, revised June 13, 2005. Drawing No. F-5453-2005/Proj. No. 4710.
PARCEL II IS FURTHER DESCRIBED AS FOLLOWS:
A CERTAIN PORTION OF GROUND, situated in the State of Louisiana, Parish of Orleans, First Municipal District, City of New Orleans, designated as LOTS 20, 21 AND 22, Square 167, bounded by CAMP STREET, NATCHEZ STREET, GRAVIER STREET (SIDE), and PICAYUNE STREET and is more fully described as follows:
BEGIN at the intersection of the southerly right-of-way line of CAMP STREET and the easterly right-ofway line of NATCHEZ STREET;
THENCE, along the aforesaid southerly right-of-way line, in an easterly direction a distance of 43.7.0 feet to a point;
THENCE, turn an interior angle to the left of 90°00’27” in a southerly direction a distance of 113.1.6 (Actual), 112.9.0 (Title) feet to a point;
THENCE, turn an interior angle to the left of 89°32’43” in a westerly direction a distance of 43.7.0 feet to a point;
THENCE, turn an interior angle to the left of 90°27’19” in a northerly direction a distance of 112.9.6 (Actual), 115.0.0 (Title) feet to the POINT OF BEGINNING, said point forms an interior angle of 89°59’30”.

Exh. A-3

The above-described portion of ground contains 4,923.59 square feet or 0.113 acres, more or less. All in accordance with a plan of survey by John S. Teegarden, Registered Professional Land Surveyor, dated May 19, 2005, revised June 10, 2005, revised June 13, 2005. Drawing No. F-5453-2005/Proj. No. 4710.

Exh. A-4

EXHIBIT B
(Due Diligence Information)

1	Trailing Twelve-Month Profit and Loss Statements
2	Monthly Income Statements for Last 3 Years
3	Monthly Balance Sheets for Last 3 Years
4	Most recent Smith Travel Report
5	Average Daily Rate by month and annually for 2013, 2014 & YTD 2015
6	Occupancy by month and annually for 2013, 2014 & YTD 2015
7	RevPAR by month and annually for 2013, 2014 & YTD 2015
8	[omitted]
9	[omitted]
10	[omitted]
11	[omitted]
12	Existing Title Policy with exceptions
13	Property Survey
14	Commercial Agreements & Operating Leases
15	Aging Receivables Report as of July, 2015
16	Capital Improvement Report for past 2 years
17	Governmental business/liquor licenses, certificates, inspection reports for Last 3 Years
18	Existing Environmental Reports
19	Hotel Employee Schedule
20	Insurance claims history for 3 years (General Liability/Property)
21	Franchise Change of Ownership Property Improvement Plan
22	FF&E Depreciation Schedule
23	2013, 2014 & YTD 2015 Monthly General Ledger
24	2013, 2014 & YTD 2015 Monthly Bank Statements
25	2013, 2014 & YTD 2015 Month End Reports from Hotel's Property Management System
26	[omitted]
27	2013, 2014 & YTD 2015 Monthly Sales Tax Returns
28	YTD 2015 Accounts Payable Distribution Detail
29	YTD Accounts Payable Aging Report
30	2013, 2014 & YTD 2015 Cost Per Occupied Room Report
31	Last 3 Years Real & Personal Property Tax Bills
32	2014 General Liability Insurance & Workers Comp Bills
33	Copies of 2015 Insurance Checks & Policies to Review Coverage
34	Equipment Leases & Service Contracts & Copies of Checks
35	Payroll Register for past 2 pay periods
36	Workers Comp Claim History
37	Unemployment Claims

Exh. B-1

38	Full Set of Architectural Drawings
39	Sales Files
40	Specials Corporate Rate
41	Rate Structure
42	Credit Card Processor
43	Personal Property Inventory
44	Warranties
45	Existing Vendor List
46	Copies of the latest month’s telecommunication invoices (Telephone Service, Long Distance, Internet, Etc.)

Exh. B-2

EXHIBIT C

(Deed)
ACT OF CASH SALE

ACT OF CASH SALE BY AGRE NV Q&C PROPERTY OWNER L.L.C., a Delaware limited liability company TO KBS SOR II Q&C PROPERTY LLC, a Delaware limited liability company	* * * * * * * * * *
* * * * * * * * * * * * * * * * * * * * * * * * *

BE IT KNOWN, that on this ___ day of _______, 2015, before the undersigned Notaries Public, duly commissioned and qualified in and for the States and Counties/Parishes set forth below, and in the presence of the undersigned competent witnesses, personally came and appeared:
AGRE NV Q&C PROPERTY OWNER L.L.C., a Delaware limited liability company, represented herein by and appearing herein through its undersigned agent pursuant to a limited liability company Resolution, a certified copy or original of which is attached hereto and made a part hereof (the “Seller”);
Mailing Address: AGRE NV Q&C PROPERTY OWNER L.L.C.
_____________________________________
_____________________________________

Last Four Digits of Taxpayer Identification No.: _______

Exh. C-1

who, having been duly sworn, declared that Seller does hereby grant, bargain, sell, convey, transfer, assign, set over, abandon and deliver, without any warranties whatsoever (except for the non-waivable warranty referenced herein against an eviction occasioned by the acts of Seller), not even for the return of the purchase price or any portion thereof, but with full substitution and subrogation in and to all the rights and actions of warranty which Seller has or may have against all preceding owners and vendors, unto:

KBS SOR II Q&C PROPERTY LLC, a Delaware limited liability company, represented herein by and appearing through its undersigned manager, said limited liability company is duly authorized hereto pursuant to authorization of said limited liability company, a certified copy or original of which is attached hereto and made part hereof (the “Purchaser”);
Mailing Address: KBS SOR II Q&C PROPERTY LLC
_______________________________
_______________________________

Last Four Digits of Taxpayer Identification No.: ______
here present accepting, and purchasing for itself and its successors and assigns, and acknowledging due delivery and possession thereof, all and singular the following described property (the “Property”):
All that certain lot, piece or parcel of land, together with the buildings and improvements thereon erected, and all rights, ways, privileges, servitudes, advantages, and prescriptions thereunto belonging or in anywise appertaining, situated in the City of New Orleans, Parish of Orleans, Louisiana and being described as the following:
One certain piece or portion of ground, together with all the buildings & improvements thereon and all of the rights, ways, servitudes, privileges, advantages and appurtenances thereunto belonging or in anywise appertaining, situated in the State of Louisiana, Parish of Orleans, Square No. ____ of the _________ Municipal District of the City of New Orleans, more particularly described as follows, to wit:

[INSERT LEGAL DESCRIPTION]
To have and to hold the Property unto Purchaser, and Purchaser’s successors and assigns forever.

Exh. C-2

This sale is made and accepted for and in consideration of the price and sum of Fifty-One Million Two Hundred Thousand and No/100 Dollars ($51,200,000.00), cash, which Purchaser has well and truly paid, in ready and current money, to Seller, which hereby acknowledges the receipt thereof and grants full acquittance and discharge therefore.
This conveyance is made subject to all matters of record, including without limitation, those matters set forth on Exhibit "A" attached hereto without the benefit of re-imposing same and without the intention to interrupt or revive prescription thereon or to recognize the validity thereof (the “Permitted Exceptions”).
Purchaser has had ample opportunity to inspect the condition of the Property and has satisfied itself with respect thereto.
Purchaser acknowledges that this sale is made “AS IS” AND “WHERE IS” and acknowledges reliance solely upon its own title examination and inspection of the Property and not upon any warranties or representations from Seller, except warranty of title as to all acts and deeds by Seller (but subject to the Permitted Exceptions), and with full substitution and subrogation in and to all the rights and actions of warranty which Seller has or may have against all preceding owners, sellers or proprietors of the property conveyed herein or any tenants who have used the property conveyed herein with or without permission. Purchaser further declares and acknowledges that Seller does not warrant that the Property is free from redhibitory or latent defects or vices, and releases Seller of any liability for redhibitory or latent defects or vices under Louisiana Civil Code Article 2520 (1870) through 2548 (1870). Purchaser declares and acknowledges that it does hereby waive all warranties and representations whatsoever, oral or written, express or implied, with respect to the Property, including without limitation the warranty of fitness for intended purposes and/or guarantee against hidden or latent redhibitory vices under Louisiana law, including Louisiana Code Articles 2477 (1870) through 2548 (1870) and that warranty imposed by Louisiana Civil Code Article 2475 (1870), and waives all rights in redhibition pursuant to Louisiana Civil Code Article 2520, et seq., with the warranties waived herein including, without limitation, any and all warranties of title or peaceable possession (other than warranty of title as to Seller’s own acts, subject to the Permitted Exceptions and those other title matters known to Purchaser) or as to zoning or restrictions affecting the Property, any and all warranties as to the condition of the property of any of its components or parts or contents or any improvements, fixtures, or equipment forming a part thereof, any and all warranties with respect to the fitness or suitability of the Property for Purchaser’s business or any other

Exh. C-3

particular or general use or purpose, any and all warranties with respect to the presence of suspected presence of any rodent or insect infestations, including subterranean or other termites or wood boring organisms, or the presence or suspected presence of mold, mildew, or fungal or other biological or microbial growths, and any and all warranties that the Property complies with any laws. Purchaser further declares and acknowledges that this express waiver shall be considered a material and integral part of this sale and consideration thereof, and waives any and all right or cause of action that Purchaser has or may have to rescind or resolve this transfer or to demand a reduction in the purchase price based upon the existence of any redhibitory or other vices, defects, or other deficiencies in the Property or any improvements, fixtures or equipment forming a part thereof, based upon the unsuitability of the Property or any of its components or parts for Purchaser’s intended use or any other use, based upon any eviction of Purchaser, in whole or in part, or based upon any other claimed breach of warranty or other matter whatsoever, this transfer being otherwise entirely at Purchaser’s sole peril and risk, provided, however that Seller will remain liable for breach of its warranty of title as to Seller’s own acts (subject to the Permitted Exceptions and those other title matters known to Purchaser). Purchaser further declares and acknowledges that this waiver has been brought to the attention of Purchaser and explained in detail and that Purchaser has voluntarily and knowingly consented to this waiver of warranty of fitness and/or warranty against redhibitory vices and defects for the Property. Purchaser has placed his initials by this paragraph as evidence that Purchaser’s attention has been specifically drawn to this provision.

Purchaser’s Initials _________            Seller’s Initials ________

Notwithstanding anything to the contrary contained herein, the foregoing waiver and release shall not apply to, and Purchaser is not waiving or releasing Seller from liability in connection with, any representations or warranties of Seller set forth in that certain Contract of Sale between Seller and Purchaser dated as of October 12, 2015, as the same may have been amended, but the representations and warranties set forth in said Agreement of Purchase and Sale are not intended to run with the Property, do not create any resolutory conditions with regard to the subject conveyance and do not give rise to any right of rescission in favor of the Purchaser.
            Seller declares that all taxes up to and including taxes due and eligible in 2015 are paid in full.  Taxes for the year 2015 have been prorated between the parties based on the tax bill.  Pursuant to La. R.S. § 9:2721(B), the address to which property tax and assessment notices are to be mailed is Purchaser’s address as set forth above.

Exh. C-4

The parties waive the production of mortgage and conveyance certificates and tax researches and relieve and release the undersigned notaries public from any liability in connection therewith. The parties further acknowledge that the undersigned notaries public have not performed an examination of the title to the Property and express no opinion on the title to the Property.
This Act of Cash Sale may be executed in multiple counterparts and the signature pages collated to collectively form the original document.
As used herein, the term “Effective Date” means __________, 2015.

REMAINDER OF PAGE LEFT BLANK INTENTIONALLY

Exh. C-5

THUS DONE AND PASSED, in ______________, Louisiana on the _____ day of __________, 2015, in the presence of the undersigned competent witnesses, who hereunto sign their names with Seller and me, Notary, after due reading of the whole.

WITNESS:	SELLER:

AGRE NV Q&C PROPERTY OWNER
LLC, a
Delaware limited liability company
Printed Name

By:
Printed Name	Name:
Title:
Date:

NOTARY PUBLIC
Print Name:_____________________________
State Bar No./Notary ID No.:_______________
My commission expires:

Exh. C-6

THUS DONE AND PASSED, in ______________, Louisiana on the _____ day of __________, 2015, in the presence of the undersigned competent witnesses, who hereunto sign their names with Purchaser and me, Notary, after due reading of the whole.

WITNESS:	PURCHASER:

KBS SOR II Q&C PROPERTY LLC, a
Delaware limited liability company
Printed Name

By:
Printed Name	Name:
Title:

NOTARY PUBLIC
Print Name:_____________________________
State Bar No./Notary ID No.:_______________
My commission expires:

Exh. C-7

EXHIBIT A
TO ACT OF CASH SALE

PERMITTED ENCUMBRANCES

Exh. C-8

EXHIBIT D

(Form of Assignment and Assumption of Leases)

ASSIGNMENT AND ASSUMPTION OF LEASES
THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is executed as of the ____ day of __________, 20__ by and between AGRE NV Q&C PROPERTY OWNER LLC, a Delaware limited liability company (“Assignor”) and KBS SOR II Q&C PROPERTY LLC, a Delaware limited liability company, having an address c/o Encore Hospitality, LLC, 5005 LBJ Freeway, Suite 1250, Dallas, Texas 75244 (“Assignee”).
WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain Contract of Sale dated as of October 12, 2015 between Assignor and Assignee).
WHEREAS, the Property is encumbered by those certain tenants (the “Tenants”) occupying space under the leases listed and described on Exhibit A annexed hereto and made a part hereof (collectively, the “Tenant Leases”).
WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to assume as provided herein, all of Assignor’s right, title and interest in and to the Tenant Leases.
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in and to the Tenant Leases.

2.	Assignee hereby affirmatively and unconditionally assumes all of Assignor’s obligations and liabilities under the Tenant Leases arising from and after the date hereof.

3.
This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever, except as expressly set forth in the aforesaid Contract of Sale. Assignee shall be liable for and Assignee hereby indemnifies and holds harmless Assignor and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Assignor’s behalf or otherwise related to or affiliated with Assignor (collectively, “Assignor Related Parties”) against all claims, losses, damages, liabilities, costs,

Exh. D-1

expenses (including reasonable attorneys’ fees and disbursements) and charges Assignor or any Assignor Related Party may incur or suffer as a result of or which arises (directly or indirectly) out of the assumption by Assignee of the obligations or liabilities assumed by Assignee hereunder.

4.
This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.

5.	The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

Exh. D-2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first written above.
ASSIGNOR:

AGRE NV Q&C PROPERTY OWNER LLC, a
Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

KBS SOR II Q&C PROPERTY LLC, a
Delaware limited liability company

By:
Name:
Title:

Exh. D-3

EXHIBIT A
TO ASSIGNMENT AND ASSUMPTION OF LEASES

(List of Leases)

Exh. D-4

EXHIBIT E

(Form of Bill of Sale and General Assignment)
BILL OF SALE AND GENERAL ASSIGNMENT
THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Assignment”) is executed as of the ____ day of _____________, 20__ by AGRE NV Q&C PROPERTY OWNER LLC, a Delaware limited liability company (“Assignor”) in favor of KBS SOR II Q&C PROPERTY LLC, a Delaware limited liability company, having an address c/o Encore Hospitality, LLC, 5005 LBJ Freeway, Suite 1250, Dallas, Texas 75244 (“Assignee”).
WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain Contract of Sale dated as of October 12, 2015 between Assignor and Assignee).
WHEREAS, Assignor desires to assign, transfer, setover and deliver to Assignee all of Assignor’s rights, if any, in and for all furnishings, fixtures, fittings, appliances, apparatus, equipment, machinery and other items of personal property, if any, affixed or attached to, or placed or situated upon, the Property, and the following incidental rights and appurtenances relating thereto (collectively, the “Assigned Properties”):
A.    To the extent assignable without third party consents or any cost or expense to Assignor, all of Assignor’s right, title and interest in and to all use, occupancy, building and operating permits, licenses, approvals, documents, instruments, if any, issued from time to time with respect to the Property or the Assigned Properties; provided, however, if any such assignment may be made at an additional cost or expense, Assignor shall assign all of Assignor’s right, title and interest therein if and to the extent Assignee shall pay such additional cost or expense; and
B.    All of Assignor’s right, title and interest in and to all existing and assignable guaranties and warranties (express or implied), if any, issued in connection with the construction, alteration and repair of the Property and/or the purchase, installation and the repair of the Assigned Properties.
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Assignor hereby assigns, transfers, sets over and delivers to Assignee, its successors and assigns, all of Assignor’s right, title and interest, if any, in and to the Assigned Properties.

2.	This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever including without limitation

Exh. E-1

(I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY RIGHTS OF ASSIGNEE UNDER APPROPRIATE LEGAL REQUIREMENTS TO CLAIM RECESSION OF THE SALE OR REDUCTION OF PRICE AND (IV) ANY CLAIMS BY ASSIGNEE FOR DAMAGES BECAUSE OF ANY LATENT OR PATENT DEFECTS, REDHIBITORY DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN

3.
This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.

4.	The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

Exh. E-2

IN WITNESS WHEREOF, Assignor has caused this Assignment to be duly executed as of the day and year first written above.
ASSIGNOR:

AGRE NV Q&C PROPERTY OWNER LLC,
a
Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

KBS SOR II Q&C PROPERTY OWNER LLC, a
Delaware limited liability company

By:
Name:
Title:

Exh. E-3

EXHIBIT F

(Form of Certification of Non-Foreign Status)

CERTIFICATION OF NON-FOREIGN STATUS UNDER
TREASURY REGULATIONS SECTION 1.1445-2(b)

(NON-DISREGARDED ENTITY GRANTOR/TRANSFEROR)

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by [name of transferor], the undersigned hereby certifies the following on behalf of [name of the transferor]:
1.    [Name of transferor] is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
2.    [Name of transferor] is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii);
3.    [Name of transferor]'s U.S. employer identification number is _________; and
4.    [Name of transferor]'s office address is ___________________.
[Name of transferor] understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of [name of transferor].

Dated:	[	]

By:
Name:
Title:

Exh. F-1

EXHIBIT G

(Form of Assignment and Assumption of Contracts)

ASSIGNMENT AND ASSUMPTION OF CONTRACTS
THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”) is executed as of the ____ day of _____________, 20__, by and between AGRE NV Q&C PROPERTY OWNER LLC, a Delaware limited liability company (“Assignor”) and KBS SOR II Q&C PROPERTY LLC, a Delaware limited liability company, having an address c/o Encore Hospitality, LLC, 5005 LBJ Freeway, Suite 1250, Dallas, Texas 75244 (“Assignee”).
WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee the Property (as such term is described in that certain Contract of Sale dated as of October 12, 2015 between Assignor and Assignee).
WHEREAS, in connection with its ownership and management of the Property, Assignor has entered into those certain maintenance, service and supply contracts and equipment leases, in effect on the date hereof, listed and described on Exhibit A annexed hereto and made a part hereof (collectively, the “Contracts”).
WHEREAS, Assignor desires to transfer and assign to Assignee, and Assignee desires to assume as herein provided, all of Assignor’s right, title and interest in and to the Contracts.
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Assignor hereby transfers and assigns to Assignee all right, title and interest of Assignor in and to the Contracts.

2.
This Assignment shall constitute a direction and full authority to any person or entity that is a party to any of the Contracts to perform its obligation under the Contracts for the benefit of Assignee without further proof to any such party of the assignment to Assignee of the Contracts.

3.	Assignee hereby affirmatively and unconditionally assumes all of the obligations and liabilities of Assignor under the Contracts arising from and after the date hereof.

4.
This Assignment is made without warranty, representation, or guaranty by, or recourse against Assignor of any kind whatsoever, except as expressly set forth in the aforesaid Contract of Sale. Assignee shall be liable for and Assignee hereby

Exh. G-1

indemnifies and holds harmless Assignor and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Assignor’s behalf or otherwise related to or affiliated with Assignor (collectively, “Assignor Related Parties”) against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges Assignor or any Assignor Related Party may incur or suffer as a result of or which arises (directly or indirectly) out of the assumption by Assignee of the obligations or liabilities assumed by Assignee hereunder.

5.
This Assignment may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one and the same instrument, and shall be binding and effective when all parties hereto have executed and delivered at least one counterpart.

6.	The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

Exh. G-2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first written above.

ASSIGNOR:

AGRE NV Q&C PROPERTY OWNER LLC, a
Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

KBS SOR II Q&C PROPERTY LLC, a
Delaware limited liability company

By:
Name:
Title:

Exh. G-3

EXHIBIT A
TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS

(Contracts)

Exh. G-4

EXHIBIT H

(Form of Termination of Management Agreement)
VOLUNTARY TERMINATION AGREEMENT
(MANAGEMENT AGREEMENT)
This VOLUNTARY TERMINATION AGREEMENT (MANAGEMENT AGREEMENT) (this “Agreement”), dated as of ________ ___, 20__, is entered into between [______________________] (“Manager”).
W I T N E S S E T H
WHEREAS, pursuant to that certain Hotel Management Agreement dated as of [______________] between Manager and [_______] (as the same may have been amended, modified or supplemented, the “Management Agreement”), Manager is the manager of the Q&C Hotel/Bar hotel located at 344 and 400 Camp Street, New Orleans, Louisiana (the “Hotel”);
WHEREAS, concurrently with the execution of this Agreement, the Hotel is being sold; and
WHEREAS, Manager desires to voluntarily terminate the Management Agreement pursuant to this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree that the Management Agreement is hereby mutually terminated by Manager, effective as of the date hereof.
[NO FURTHER TEXT ON THIS PAGE]

Exh. H-1

IN WITNESS WHEREOF, the parties have executed this Voluntary Termination Agreement (Management Agreement) as a sealed instrument as of the date above first written.

MANAGER:
[_____________________________], a
[_____________________________]

By:
Name:
Title:

Exh. H-2

EXHIBIT I

(Form of Seller’s Title Affidavit)

SELLER’S TITLE AFFIDAVIT

State of [______________])	TITLE NO: [____________]
ss:

County of [____________])	DATE: [______________]

AGRE NV Q&C PROPERTY OWNER LLC, a Delaware limited liability company (“Seller”), certifies to First American Title Insurance Company (“Title Company”), in connection with the sale of the Premises (hereinafter defined) to KBS SOR II Q&C PROPERTY LLC, a Delaware limited liability company (“Purchaser”), and as an inducement to Title Company to omit or modify certain exceptions raised in Title Company’s owner’s title commitment to Purchaser, that:

1.	For the purposes of this Certificate, “Premises” shall mean 344 and 400 Camp Street, New Orleans, Louisiana.

2.
Except for that certain Sign Location Lease dated December 7, 2007 by Queen & Crescent Hotel (as predecessor-in-interest to Seller), as lessor, and CBS Outdoor Inc., as lessee, as modified by that certain Addendum Lease Extension and Modification Agreement dated as of October 11, 2010, the Premises are not subject to space leases and no tenant has any option to purchase any of the Premises or right of first refusal to purchase the same.

3.	No bankruptcy or insolvency proceedings have been commenced by or against the Seller.

4.
For a period of 90-days prior to the date of this Certificate, no repairs or work of improvement has been conducted on, nor any materials supplied to, the Premises except as follows: __________________________

[Signatures to Follow]

AGRE NV Q&C PROPERTY OWNER LLC, a
Delaware limited liability company

By:
Name:
Title:

[ADD LOUISIANA ACKNOWLEDGMENT]

EXHIBIT J

(Seller’s Closing Certificate)

SELLER’S CLOSING CERTIFICATE

This SELLER’S CLOSING CERTIFICATE (the “Seller’s Certificate”) is made as of ________ ____, 20__, by AGRE NV Q&C PROPERTY OWNER LLC, a Delaware limited liability company (“Seller”), in favor of KBS SOR II Q&C PROPERTY LLC, a Delaware limited liability company (the “Purchaser”).
Recitals:
B.Seller and Purchaser have entered into that certain Contract of Sale dated as of October 12, 2015 (as same may have been or may hereafter be assigned, amended, modified or otherwise supplemented, the “Purchase Agreement”) with respect to certain real property with improvements located in New Orleans, Louisiana, as more particularly described in the Purchase Agreement.
C.    Section 5.1(r) of the Purchase Agreement requires the delivery of this Seller’s Certificate.
Certificate:
NOW THEREFORE, pursuant to the Purchase Agreement, Seller hereby certifies and confirms to Purchaser as follows:
1.    All of the representations and warranties of Seller set forth in Section 7.1 of the Purchase Agreement are true and correct in all material respects as of the date hereof, except to the extent that any failure of such representations or warranties to be true and correct in all material respects (x) does not arise from Seller’s breach of a covenant or agreement under the Purchase Agreement or (y) will not have a “material adverse effect” (as defined in the Purchase Agreement), except as follows: [_________].
2.    This Seller’s Certificate is subject to the terms and conditions of the Purchase Agreement, including all applicable limitations on liability and all applicable survival limitations contained in the Purchase Agreement, including in Section 7.1.1 thereof.
The undersigned have executed this Seller’s Certificate as of the date set forth above.
[Signature Page Follows]

Exh. J-1

AGRE NV Q&C PROPERTY OWNER LLC, a
Delaware limited liability company

By:
Name:
Title:

Exh. J-2

EXHIBIT K

(Purchaser’s Closing Certificate)
PURCHASER’S CLOSING CERTIFICATE
This PURCHASER’S CLOSING CERTIFICATE (the “Purchaser’s Certificate”) is made as of ________ ___, 20__, by KBS SOR II Q&C PROPERTY LLC, a Delaware limited liability company (the “Purchaser”), in favor of AGRE NV Q&C PROPERTY OWNER LLC, a Delaware limited liability company (“Seller”).
Recitals:
B.    Seller and Purchaser have entered into that certain Contract of Sale dated as of October 12, 2015 (as same may have been or may hereafter be assigned, amended, modified or otherwise supplemented, the “Purchase Agreement”) with respect to certain real property with improvements located in New Orleans, Louisiana, as more particularly described in the Purchase Agreement.
C.    Section 5.2(j) of the Purchase Agreement requires the delivery of this Purchaser’s Certificate.
Certificate:
NOW THEREFORE, pursuant to the Purchase Agreement, Purchaser hereby certifies and confirms to Seller as follows:
1.    All of the representations and warranties of Purchaser set forth in Section 7.3 of the Purchase Agreement are true and correct in all material respects as of the date hereof, except as follows: [_________].
2.    This Purchaser’s Certificate is subject to the terms and conditions of the Purchase Agreement.
The undersigned have executed this Purchaser’s Certificate as of the date set forth above.
KBS SOR II Q&C PROPERTY LLC, a
Delaware limited liability company

By:
Name:
Title:

Exh. K-1

EXHIBIT L

(Escrow Holdback Agreement)
ESCROW HOLDBACK AGREEMENT

THIS ESCROW HOLDBACK AGREEMENT (this “Agreement”) is made and entered into as of _________________, 20__, by and among AGRE NV Q&C PROPERTY OWNER LLC, a Delaware limited liability company (“Seller”), KBS SOR II Q&C PROPERTY LLC, a Delaware limited liability company (“Purchaser”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Holder”).
RECITALS

A.
Seller and Purchaser, have entered into that certain Contract of Sale dated as of October 12, 2015 (as same may have been or may hereafter be assigned, amended, modified or otherwise supplemented, the “Purchase Agreement”).

B.
The parties have agreed to retain in escrow a sum equal to the Maximum Liability Amount (the “Escrow Funds”) to secure certain of Seller’s obligations that, pursuant Section 7.1 and Section 7.2.1 of the Purchase Agreement, survive the Closing (the “Surviving Obligations”).

C.
Seller and Purchaser now desire that Escrow Holder receive, hold and dispose of the Escrow Funds in accordance with the terms, conditions and provisions of this Agreement, and Escrow Holder is willing to do so.

D.	The parties hereto desire to set forth their mutual understanding with regard to the terms of the escrow and each party’s obligations with respect thereto.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Terms. All capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. Seller and Purchaser hereby agree that the Recitals set forth hereinabove are true and correct and are hereby incorporated into this Agreement.

2.
Escrow Account. Escrow Holder acknowledges receipt of the Escrow Funds. Escrow Holder shall invest the Escrow Funds in an interest bearing account (the “Account”). Any interest accruing on the Escrow Funds shall belong to and accrue for the benefit of Seller and shall be disbursed to Seller as Seller from time to time requests. Seller shall be responsible for the payment of all income tax due on such interest. Neither Seller nor Purchaser shall have any right to request a disbursement of any portion of the Escrow Funds except in strict accordance with this Agreement.

Exh. L-1

3.
Procedure. In the event that on or before the date that is nine (9) months after the Closing Date (the “Surviving Obligations Outside Date”), with “time being of the essence as to such date”, Purchaser determines in good faith that it has a claim against Seller under the Surviving Obligations, then Purchaser shall deliver notice thereof to Seller and Escrow Holder, which notice shall set forth the reason why Purchaser believes that it has a claim against Seller and the amount requested to be disbursed by Escrow Holder from the Escrow Funds (the “Claim Amount”). Within two (2) Business Days after receipt of such notice, Escrow Holder shall deliver notice to Seller (with copy to Purchaser) stating that Purchaser has made a claim on the Escrow Funds (and including a copy of Purchaser’s notice of claim). Within five (5) Business Days after receipt of Escrow Holder’s notice, Seller shall either (i) agree to permit such disbursement by Escrow Holder, or (ii) inform Escrow Holder and Purchaser that Seller does not agree to permit such disbursement. If Seller acts under clause (i), then Escrow Holder shall promptly disburse to Purchaser a portion of the Escrow Funds in an amount equal to the Claim Amount. If Seller acts under clause (ii), then Escrow Holder shall not make any disbursement except as provided in clauses (A) and (B) of Section 5(c) below. If Seller shall fail to respond during the foregoing five (5) Business Day period, then Seller shall be deemed to have acted under clause (i) on the first business day after such five (5) Business Day period.

4.
Disbursement. In the event that no claim is made by Purchaser in respect of the Surviving Obligations on or before the Surviving Obligations Outside Date, then Escrow Holder shall automatically and without further notice release to Seller any remaining Escrow Funds. In the event a claim is timely made by Purchaser for an amount less than the Escrow Funds, then Escrow Agent shall automatically and without further notice release to Seller all remaining Escrow Funds in excess of the amount claimed by Purchaser.

5.	Escrow Holder Responsibilities.

(a)	General. Escrow Holder shall act as escrow agent and hold and disburse the Escrow Funds pursuant to the terms and conditions of this Agreement.

(b)
Limited Duties. Escrow Holder undertakes to perform only such duties as are expressly set forth in this Agreement. Escrow Holder shall incur no liability whatsoever to Seller or Purchaser except for its own willful misconduct or gross negligence in its capacity as escrow agent; provided, however Escrow Holder shall not disburse any portion of the Escrow Funds except in strict accordance with this Agreement.

(c)
Authorization. Escrow Holder acknowledges and agrees that notwithstanding anything to the contrary contained in this Agreement, but subject to Section 3, Escrow Holder shall not take any action whatsoever with respect to the Escrow Funds unless (A) Escrow Holder is direct to take such action by

Exh. L-2

written notice executed by both Purchaser and Seller or (B) Escrow Holder is directed to take such action by a court of competent jurisdiction by order that is not subject to appeal (provided, however, that Escrow Holder shall not require the authorization of Buyer and Seller to release the Escrow Funds pursuant to Section 4).

(d)
Resignation. Escrow Holder may resign and be discharged from its duties or obligations hereunder by giving notice of such resignation to Seller and Purchaser specifying a date upon which such resignation shall take effect, whereupon a successor escrow agent shall be appointed by Purchaser and shall be reasonably acceptable to Seller. Escrow Holder shall deliver the Escrow Funds to any successor escrow agent so appointed.

(e)
Indemnification. Seller and Purchaser hereby jointly and severally agree to indemnify Escrow Holder for, and to hold it harmless against, any loss, liability, damage or expense incurred without gross negligence or willful misconduct on the part of Escrow Holder arising out of or in connection with its entering into and/or performing under this Agreement.

(f)
Interpleader. In the event of conflicting instructions to Escrow Holder, or if Escrow Holder is named or joined in any lawsuit relating to this Agreement or the Escrow Funds, Escrow Holder is hereby additionally authorized and empowered, at Escrow Holder’s option, to deliver the Escrow Funds in interpleader to a court of competent jurisdiction, whereupon Escrow Holder shall be released from any further obligations or liabilities under this Agreement.

6.	Termination. Upon disbursement of all of the Escrow Funds from the Account in accordance with the terms hereof, this Agreement shall terminate.

7.
Notices. Any notice, consent, request or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (i) upon hand delivery, (ii) one (1) Business Day after being deposited with Federal Express or another reliable overnight courier service, (iii) upon transmission by electronic mail in PDF format or facsimile telecopy during regular business hours at the transmitter’s location, with facsimile transmittal confirmation and with a confirming copy sent within one (1) Business Day thereafter by United States mail or deposited with Federal Express or another reliable overnight courier service, or (iv) three (3) Business Days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required and addressed as follows:

If to Seller:	AGRE NV Q&C PROPERTY OWNER LLC 36 Narrow Rocks Road Westport, CT 06880 Attention: Matthew Trevenen

Exh. L-3

Email: mtrevenen@nvhg.com

With a copy to:	AGRE NV Q&C PROPERTY OWNER LLC c/o Apollo Global Real Estate Management, L.P. 9 West 57th Street New York, New York 10019 Attention: Derek Sudan Email: dsudan@apolloLP.com

And:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Peter E. Fisch and Manuel E. Lauredo
Facsimile No.: 212-492-0424 and 212-492-0804
Email: pfisch@paulweiss.com and mlauredo@paulweiss.com

If to Purchaser:    KBS SOR II Q&C PROPERTY LLC
c/o Encore Hospitality, LLC
5005 LBJ Freeway, Suite 1250
Dallas, Texas 75244
Attention: Glenn Pedersen, President
Facsimile No.: (214) 259-7001
Email: gpedersen@encore.bz

With a copy to:    Encore Enterprises, Inc.
5005 LBJ Freeway, Suite 1250
Dallas, Texas 75244
Attention: Charles A. Omage, General Counsel
Facsimile No.: (214) 259-7001
Email: comage@encore.bz

With an additional copy to:    Cassin & Cassin LLP
711 Third Avenue, 20th Floor
New York, New York 10017
Attention: Bret R. Salzer, Esq.
Facsimile No.: (212) 557-2952
Email: bsalzer@cassinllp.com

If to Escrow Holder:	First American Title Insurance Company
18500 Karman Avenue, Suite 600
Irvine, CA 92614
Attention: Jill Bertea, National Commercial Services
Email:    JBertea@firstam.com

Exh. L-4

8.
Successors. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

9.
Attorneys’ Fees. In the event that any litigation or any other action to enforce the provisions of this Agreement, the prevailing party in such litigation or such action shall be entitled to be reimbursed by the other party for the prevailing party’s reasonable out-of-pocket costs and expenses (including reasonable counsel fees and court costs).

10.	Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to principles of conflict of laws).

(b)	Entire Agreement. In the event of any inconsistency between this Agreement and the Purchase Agreement, the terms of this Agreement shall control.

(c)
Counterparts; Electronic Signatures. This Agreement may be signed in counterparts and all counterparts so executed shall constitute one contract, binding on all parties hereto, even though all parties are not signatory to the same counterpart. The parties contemplate that they may be executing counterparts of the Agreement transmitted electronically and agree and intend that a signature delivered by facsimile or electronic mail shall bind the party so signing with the same effect as though the signature were an original signature.

(d)
Captions. Captions are used in this Agreement solely for convenience of reference and shall neither be considered a part of this Agreement nor affect the construction to be given any of its provisions.

(e)
Severability. In the event any provision or portion of this Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, such holding will not affect the remainder hereof, and the remaining provisions shall continue in full force and effect to the same extent as would have been the case had such invalid or unenforceable provision or portion never been a part of this Agreement.

(f)
No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

(g)	Waiver of Jury Trial; Venue.

Exh. L-5

(i)
SELLER, PURCHASER AND ESCROW HOLDER HEREBY EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY ANY SELLER, PURCHASER OR ESCROW HOLDER AGAINST ANY OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(ii)
Purchaser, Seller and Escrow Holder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of and agrees that venue shall be proper in any New York State or Federal Court sitting in New York County, New York, in any action or proceeding arising out of or relating to or connected with this Agreement, or for recognition or enforcement of any judgment. Purchaser, Seller and Escrow Holder hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such courts. Purchaser, Seller and Escrow Holder agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND EACH PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO (1) THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING AND (2) THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING (INCLUDING ANY OBJECTION OF OR RELATING TO FORUM NON-CONVENIENS).

(h)
Date for Performance. If the time period by which any right, notice, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, expires on a Saturday, Sunday or legal or bank holiday, then such time period will be automatically extended through the close of business on the next following Business Day.

(i)
No Third Party Beneficiary. The provisions of this Agreement are and will be for the benefit of Seller, Purchaser and Escrow Holder only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement.

[signature pages follow]

Exh. L-6

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly and properly executed as of the day and year first above written.

SELLER:

AGRE NV Q&C PROPERTY OWNER LLC, a
Delaware limited liability company

By:
Name:
Title:

PURCHASER:

KBS SOR II Q&C PROPERTY LLC, a
Delaware limited liability company

By:
Name:
Title:

ESCROW HOLDER:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

Exh. L-7

EXHIBIT M

(Escrowee’s Wire Instructions)

Date:

Wire to:	First American Trust, FSB
5 First American Way
Santa Ana, CA 92707

ABA Number:	122241255

For Credit To:	First American Title Insurance Company

Account Number:	3016030000

Reference:	Escrow No.: (NCS-756715-SA1) ***MUST BE ON WIRE***

Attn: Ryan Hahn / May Marquez Phone: 949-885-2472 / 949-885-2474

Customer Name:	KBS SOR II Q & C Property LLC / 344-400 Camp St.

Should you have any questions or comments please do not hesitate to contact your Escrow Officer.

Failure to reference all of the above information may result in a delay of your funds being applied to your file.

SCHEDULE 7.1.1(E)

(Contracts)

Provider	Services
1. CBS Outdoor	Billboard Advertising
2. EcoLab	Dish Machines (3)
3. Kronos	TimeClock
4. Micros	Shift 4 Credit Card Processing
5. Micros - eCommerce	Technical Support
6. Muzii	Wholesale Room Consultants
7. Oracle/Micros	Technical Support
8. Premium Parking	Valet Parking
9. Red Hawk	Fire Monitoring
10. Thyssen Krupp	Current Elevator Servicing
11. Terminix	Pest Control
12. Duetto	Market Research
13. Sabre / SynXis	Central Reservation System
14. ASCAP	Music Licensing
15. BMI	Music Licensing
16. Sesac	Music Licensing
17. Cox	Cable TV Service
18. Windstream	High-Speed Internet
19. DCI	PBX Services

SCHEDULE 7.1.1(R)

(Pending Tax Certiorari Proceedings)
Agre NV Q&C Property Owner, LLC VS. Orleans Parish Board of Review LTC Docket Numbers 14-22171-023 & 14-22171-022 (final decision September 2, 2015).

ESCHEDULE 7.2.1

(Replacement Contracts)

Provider	Services
1. Schindler	Elevator Modernization
2. HD Supply	Fan Coil Units